STOCK SUBSCRIPTION AGREEMENT

by and among

CEC WIND ACQUISITION, LLC,

CATAMOUNT ENERGY CORPORATION,

CATAMOUNT RESOURCES CORPORATION

and

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

Dated as of October 12, 2005
TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	9
1.3	Other Definitional and Interpretive Matters	11
1.4	Joint Preparation	11
ARTICLE II	AUTHORIZATION; SALE AND PURCHASE OF SHARES; CLOSING
2.1	Authorization; Purchase Commitment	12
2.2	Sale and Purchase of Shares	12
2.3	Payment of Purchase Price	12
2.4	Initial Purchase; Expiration of Purchase Commitment	13
2.5	Closing Date	13
2.6	Deliveries on the Initial Closing Date	13
2.7	Delivery of Shares	14
2.8	Firm Commitment	14
ARTICLE III	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
3.1	Organization and Good Standing	15
3.2	Authorization of Agreement	15
3.3	Conflicts; Consents of Third Parties	16
3.4	Capitalization	17
3.5	Subsidiaries; Underlying Projects; Investments	18
3.6	Corporate Records	20
3.7	Financial Statements	20
3.8	No Undisclosed Liabilities	21
3.9	Absence of Certain Developments	21
3.10	Taxes	24
3.11	Real Property	26
3.12	Tangible Personal Property	28
3.13	Intellectual Property	29
3.14	Material Contracts	30
3.15	Employee Benefits Plans	31
3.16	Labor	33
3.17	Litigation	34
3.18	Compliance with Laws; Permits	34
3.19	Environmental Matters	35
3.20	Insurance	36
3.21	Regulatory Matters	36
3.22	Related Party Transactions	37
3.23	Finders or Brokers	38
3.24	Vermont Takeover Law	38
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER
4.1	Organization and Good Standing	39
4.2	Authorization of Agreement	39
4.3	Conflicts; Consents of Third Parties	39
4.4	Litigation	40
4.5	Investment Intention; Accredited Investor	40
4.6	Finders or Brokers	40
4.7	Purchaser Financial Capability	40
4.8	Prior Obligations of Purchaser	40
ARTICLE V	COVENANTS
5.1	Access to Information; Confidentiality	40
5.2	Conduct of the Business Pending the Trigger Date	41
5.3	Third Party Consents	45
5.4	Regulatory Filings	46
5.5	Further Assurances	46
5.6	Exclusivity	46
5.7	Publicity	47
5.8	Related-Party Transactions with Non-Management Affiliates	47
5.9	Monthly Management Reports	48
5.10	Notification of Certain Matters	48
5.11	[Intentionally omitted.]	48
5.12	Company Corporate Transfers	48
5.13	Resignation of Directors	48
5.14	Restated Certificate	49
5.15	Tax Sharing Agreements	49
5.16	Refunds	49
5.17	Tax Matters	50
5.18	Employee Matters	52
5.19	Insurance	52
5.20	Certain Dispositions	52
5.21	Purchaser Financial Capability	52
ARTICLE VI	CONDITIONS TO CLOSING
6.1	Initial Closing Conditions Precedent to Obligations of Purchaser	53

6.2	Initial Closing Conditions Precedent to Obligations of the Company and CVPS 55

6.3	Conditions Precedent to Obligations of Purchaser After the Initial Closing	56
6.4	No Conditions Precedent to the Purchase of the Remaining Shares	56
ARTICLE VII	INDEMNIFICATION
7.1	Survival of Representations and Warranties	57
7.2	Indemnification	57
7.3	Mitigation	60
7.4	Deductible; Maximum Liability	60
7.5	Indemnification Procedures	61
7.6	Insurance and Tax Benefits	62
7.7	No Right of Contribution or Recourse	63
7.8	Tax Treatment of Indemnity Payments	63
7.9	Exclusive Remedies	63
7.10	No Offset Against the Purchase Price	64
7.11	Tax Indemnity	64
ARTICLE VIIITERMINATION 8.1	Termination of Agreement	64
8.2	Procedure Upon Termination	65
8.3	Effect of Termination	66
ARTICLE IX	MISCELLANEOUS
9.1	Expenses	66
9.2	Specific Performance	67

9.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial 68

9.4	Entire Agreement; Amendments and Waivers	68
9.5	Governing Law	69
9.6	Notices	69
9.7	Severability	70
9.8	Representations and Warranties, Etc	70
9.9	Binding Effect; Assignment	71
9.10	Non-Recourse	71
9.11	Counterparts	72

Exhibits

Exhibit A – [Intentionally Omitted]

Exhibit B – Form of Restated Certificate

Exhibit C – Form of Stockholders’ Agreement

Exhibit D – [Intentionally Omitted]

Exhibit E – Form of Transfer and Assignment Agreement

Exhibit F – Form of Option Plan

Exhibit G-1 – Form of Severance Agreement

Exhibit G-2 – Form of Letter Agreement (terminating certain Change of Control Agreements)

Exhibit G-3 – Form of Letter Agreement (waiving certain rights pursuant to certain outstanding Change of Control Agreements)

Exhibit H – Form of Registration Rights Agreement

STOCK SUBSCRIPTION AGREEMENT

This STOCK SUBSCRIPTION AGREEMENT, dated October 12, 2005 (the “Agreement”), by and among CEC Wind Acquisition, LLC, a Delaware limited liability company (the “Purchaser”), Catamount Energy Corporation, a Vermont corporation (the “Company”), Central Vermont Public Service Corporation, a Vermont corporation (“CVPS”), and Catamount Resources Corporation (“CRC”), a wholly-owned subsidiary of CVPS.

W I T N E S S E T H

WHEREAS, CRC is the owner of all of the outstanding capital stock of the Company;

WHEREAS, to satisfy its foreseeable funding requirements, CVPS, CRC and the Company desire that the Company obtain a capital financing commitment of $62,500,000, which shall be funded from time to time in accordance herewith;

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, on and after the Initial Closing in accordance with the terms and conditions hereof, an aggregate of up to 625,000 shares of the Class A Common Stock, $0.01 par value per share, and one share of the Class B Common Stock, $0.01 par value per share (such shares to be acquired by the Purchaser are collectively referred to as the “Shares”), of the Company, which such sale and purchase shall be from time to time in accordance with the terms and conditions hereinafter set forth;

WHEREAS, in connection herewith and at the Initial Closing, Purchaser, the Company, CRC and CVPS shall enter into the Stockholders’ Agreement, which shall become effective as of the Trigger Date (as defined herein), and other documents relating to the Purchaser’s investment in the Company, including, without limitation, Purchaser’s potential investment in additional equity financing of the Company; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accredited Investor” shall have the meaning ascribed to such term in Rule 501 of Regulation D under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Antitrust Laws” means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business” means, with respect to the Company and its Subsidiaries, directly or indirectly, the acquisition, construction, development, ownership, maintenance, management, financing and/or otherwise operation of wind power electric generation farms or facilities (including, without limitation, interconnection facilities with respect to such electricity generation) in the United States, the United Kingdom, Canada or other countries where the Company then has a project under development.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Class A Common Stock” means the Class A Common Stock, par value $1.00 per share, of the Company, having the rights and privileges set forth in the Restated Certificate from and after the filing of the Restated Certificate.

“Class B Common Stock” means one share of the Class B Common Stock, par value $1.00 per share, of the Company, to be issued to the Purchaser, having the rights and privileges set forth in the Restated Certificate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Date” means the date on which Diamond Castle provides CVPS with (i) a copy of an equity commitment letter, in form and substance reasonably satisfactory to CVPS, with respect to commitments of Diamond Castle to purchase membership interests and (ii) a letter executed by the general partner of Diamond Castle representing that Diamond Castle has partners that have made capital commitments in an aggregate amount of not less than $500,000,000.

“Common Stock” shall have the meaning set forth in Section 3.4(a) hereof; provided, however, that effective upon the filing of the Restated Certificate, references to “Common Stock” shall refer to the “Class A Common Stock” and the “Class B Common Stock”.

“Company” shall have the meaning set forth in the Recitals hereto.

“Company Carryback Refund” shall have the meaning set forth in Section 5.16 of this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, binding memorandum of understanding, binding letter of intent, undertaking, commitment or obligation (other than Tax Sharing Agreements).

“CVPS Tax Claim” shall have the meaning set forth in Section 7.5(b) of this Agreement.

“CVPS Tax Refund” shall have the meaning set forth in Section 5.16 of this Agreement.

“CVPS Tax Return” shall have the meaning set forth in Section 5.17(a) of this Agreement.

“Diamond Castle” means Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A, L.P. and each of their respective affiliated investment entities.

“Disclosure Schedules” means, with respect to the Company, the schedules attached hereto as required under Article III and other provisions of this Agreement.

“Employee Related Retained Liability” means all Liabilities retained by CVPS following the Initial Closing pursuant to Section 5.18.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, the environment or natural resources or the presence of, or any Remedial Action taken in relation to, a Hazardous Material in the soil or any body of water, including, but not limited to, any ground water, surface water or aquifer, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), Migratory Bird Treaty Act (16 U.S.C. § 703 et seq.), the Bald and Golden Eagle Protection Acts (16 U.S.C. § 668 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. § 4321 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required pursuant to Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Date” means the earlier of (i) the date that is the 15th Business Day after Purchaser has provided written notification to the Company and CVPS that Purchaser shall finance the remainder of its Purchase Commitment and effect the purchase of the Shares with respect thereto and (ii) the third anniversary of the date hereof. The closing that occurs on the Final Closing Date shall be referred to herein as the “Final Closing”.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, including petroleum and its by-products, asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Investment” means, in any Person, any loan or advance to such Person, any purchase or other acquisition of capital stock, warrants, rights, options, obligations or other securities or any substantial assets of such Person, any capital contributions to such Person or any other investment in such Person.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals specified on Schedule 1.1(a) after reasonable inquiry, and (ii) with respect to the Purchaser, the actual knowledge of Michael Ranger, Ari Benacerraf and Daniel Clare after reasonable inquiry. With respect to information relating to the Project Companies and Underlying Projects, the Knowledge of the Company shall be based on information either within the possession of such Persons listed on Schedule 1.1(a) or reasonably available or accessible to such Persons after reasonable inquiry in a manner consistent with such Person’s carrying out such Person’s responsibilities to the Company in a reasonably prudent manner.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body that does not relate to Taxes or any matters relating to Taxes.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether accrued or unaccrued or absolute or contingent), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation); provided, however, that this definition shall not include any such items that relate to Taxes or any matters relating to Taxes.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest claim, lease, charge, option, right of first refusal, transfer restriction under any shareholders or similar agreement, encumbrance or any other restriction or limitation other than as imposed by this Agreement, the Company Documents or the CVPS Documents.

“Losses” means all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim, but excluding any special, consequential or punitive damages unless such damages are included in any Order or in any settlement agreement arising out of a third party claim.

“Material Adverse Effect” means any material adverse effect on: (A) the business, assets, properties, liabilities, operations or condition (financial or otherwise) of the Company, its Subsidiaries and the Underlying Projects, taken as a whole, other than any such effect to the extent it results from (i) changes in general economic, financial or securities market or political conditions or any acts of war or terrorism that do not disproportionately affect the Company, its Subsidiaries and the Underlying Projects, taken as a whole, (ii) changes or developments in the international, national, regional, state or local independent power industry or in the products or services for such industry that do not disproportionately affect the Company, its Subsidiaries and the Underlying Projects, taken as a whole, or the Business, (iii) matters resulting from the execution, delivery, performance or announcement of any of the Transaction Documents and the transactions contemplated hereby and thereby, (iv) any change of Law that does not disproportionately affect the Company, its Subsidiaries and the Underlying Projects, taken as a whole, (v) any change in GAAP, (vi) any failure, in and of itself, of the Company to meet any revenue or earnings predictions prepared by the Company (it being the understanding of the parties hereto that the underlying cause of such failure may constitute a Material Adverse Effect if such event is not otherwise excluded from the definition of Material Adverse Effect), (vii) any loss, in and of itself, resulting from the sale of assets otherwise permitted hereunder or any impairment charge related to such sale of assets, in and of itself or (viii) the actions of the Purchaser, or (B) the ability of the Company or CVPS to perform any of their respective material obligations under this Agreement, the CVPS Documents or the Company Documents, as applicable.

“New By-laws” means the amended and restated by-laws of the Company, to be in effect on the Initial Closing Date hereunder, which shall be reasonably satisfactory to the Purchaser and CVPS.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company, the Subsidiaries or the Underlying Projects, as the case may be, through the date hereof consistent with past practice; provided, however, that with respect to the operations or activities of the Underlying Projects which remain under construction (and have not achieved operational completion) or are in the development stages the “Ordinary Course of Business” shall mean the day-to-day activities for a project in a similar state of construction or development.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges that (A) are not yet due and payable or not yet delinquent or (B) the amount or validity of which is being contested in good faith by appropriate proceedings, provided that with respect to clause (B) an appropriate reserve has been established therefor on the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not, individually or in the aggregate, material to the business, operations and financial condition of the Company Property or the Underlying Project Property (as the case may be) so encumbered and that are not resulting from a breach, default or violation by the Company, any of its Subsidiaries or any of the Underlying Projects of any Contract or Law or if payment is not yet due on the underlying obligation; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) statutory or common law liens to secure landlords, lessors, or renters under leases or rental agreements confined to the premises rented, that are not, individually or in the aggregate, material to the business, operations and financial condition of the Company Property or the Underlying Project Property (as the case may be) so encumbered.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Project Companies” means, as of the date hereof, those Persons specified as a “Project Company” on Schedule 1.1(b).

“Put Agreement” means the Put Option Purchase and Sale Agreement, dated of even date herewith, by and between Purchaser, CRC and CVPS.

“Put Option” means the right and option of CRC (directly or indirectly) as provided under the Stockholders’ Agreement and the Put Agreement to require Purchaser to purchase all of the Common Stock beneficially owned by CRC.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Restated Certificate” means the restated certificate of incorporation of the Company, in the form attached hereto as Exhibit B, to be in effect on the Initial Closing Date hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that is specified on Schedule 1.1(c) hereto.

“Stockholders’ Agreement” means the Stockholders’ Agreement to be entered into as of the Initial Closing Date, substantially in the form attached hereto as Exhibit C, by and among Purchaser, CVPS, CRC and the Company.

“Subsidiary” means, with respect to any Person, another Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such first Person or (ii) such first Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such other Person.

“Sweetwater 3 ECCA Agreement” means the Membership Interest Purchase and Equity Capital Contribution Agreement dated as of May 10, 2005 among Sweetwater Wind 3 LLC, DKR Wind Energy, LLC, Babcock & Brown Sweetwater 3 LLC, FC Energy Finance I, Inc., The Northwestern Mutual Life Insurance Company, Bankers Commercial Corporation and The Prudential Insurance Company of America.

“Tax Benefit” shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid (including by reason of any amounts that increase Tax basis that is depreciated or amortized).

“Tax Claim” means any notice of deficiency, proposed adjustment, additional assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to or relating to Taxes (including any claim brought pursuant to the terms of this Agreement or by a third party).

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, Tax Sharing Agreement, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS or any other Governmental Body responsible for the administration of any Tax.

“Tax Package” shall have the meaning ascribed to such term under Section 5.157(d).

“Tax Referee” shall have the meaning ascribed to such term under Section 5.17(c) of this Agreement.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of its Subsidiaries or any of their Affiliates.

“Tax Sharing Agreement” means any written agreement which provides for the sharing or allocation of Taxes between multiple parties filing a combined, consolidated, unitary or similar group Tax Return or unwritten past practice with respect to the sharing or allocation of Taxes between multiple parties filing a combined, consolidated, unitary or similar group Tax Return.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Body in connection with the transactions contemplated by this Agreement, including, without limitation, any payments made in lieu of any such Taxes or governmental charges, which become payable in connection with the transactions contemplated by this Agreement.

“Trigger Date” means the later of (A) the Initial Closing Date and (B) the Commitment Date.

“Underlying Project” means each project specified on Schedule 1.1(d) hereto, and shall include the applicable Project Company and its operations, activities, resources and actions.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local “mass layoff” or “plant closing” Law.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Alternative Transaction	5.6	(a)
Agreement	Recitals
Amended and Restated Service Contract	5.8
Balance Sheet	3.7	(a)
Balance Sheet Date	3.7	(a)
Budget and Business Plan	3.9	(a)
Cap	7.4
CEC Employees	3.16	(a)
CEC Related Persons	3.22	(b)
Closing(s)	2.5	(b)
Closing Date	2.5	(b)
Company	Recitals
Company Documents	3.2	(a)
Company Intellectual Property	3.13	(a)
Company Owned Property	3.11	(a)
Company Owned Properties	3.11	(a)
Company Permits	3.18	(b)
Company Personal Property Leases	3.12	(c)
Company Plans	3.15	(a)
Company Property	3.11	(a)
Company Properties	3.11	(a)
Company Real Property Lease	3.11	(a)
Company Real Property Leases	3.11	(a)
Company Straddle Tax Return	5.17
Confidentiality Agreement	5.1
CRC	Recitals
CVPS	Recitals
CVPS Documents	3.2	(b)
CVPS Indemnified Parties	7.2	(b)
CVPS Related Persons	3.22	(a)
CVPS Tax Claim	7.5	(b)
CVPS Tax Return	5.17
Deductible	7.4
Development Note	3.09	(c)
Employees	3.16	(b)
Evaluation Material	5.1
EWG	3.21	(d)
FERC	3.21	(b)
Final Purchase	2.4
Financial Statements	3.7	(a)
Indemnified Party(ies)	7.2	(b)
Indemnifying Party(ies)	7.4
Initial Closing	2.5
Initial Closing Date	2.5
Initial Purchase	2.4
LTIP	6.1	(h)
Material Contracts	3.14	(a)
Multiemployer Plan	3.15	(a)
PBGC	3.15	(f)
Per Share Purchase Price	2.3
PUHCA	3.21	(a)
Purchase Commitment	2.1
Purchaser	Recitals
Purchaser Documents	4.2
Purchaser Indemnified Parties	7.2	(a)
PURPA	3.21	(b)
QF	3.21	(c)
Related Persons	3.22	(b)
Representatives	5.6	(a)
Required Consents	5.3
Shares	Recitals
Subsequent Closing	2.5	(b)
Subsequent Closing Date	2.5	(b)
Survival Period	7.1
Sweetwater Land Option Agreement	3.09	(c)
Tax Package	5.17	(d)
Tax Referee	5.17	(c)
Third Party Claim	7.5	(b)
Title IV Plans	3.15	(a)
Transfer Employees	5.2	(c)
Transferred Projects	5.20
Underlying Project Owned Property	3.11	(b)
Underlying Project Owned Properties	3.11	(b)
Underlying Project Property	3.11	(b)
Underlying Project Properties	3.11	(b)
Underlying Project Real Property Lease	3.11	(b)
Underlying Project Real Property Leases	3.11	(b)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.4 Joint Preparation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

AUTHORIZATION; SALE AND PURCHASE OF SHARES; CLOSING

2.1 Authorization; Purchase Commitment. Upon the terms and subject to the conditions contained herein, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase (or cause its Affiliates to purchase), from time to time in accordance with the terms and conditions herein, from the Company, the Shares at an aggregate purchase price of $62,500,000 (the “Purchase Commitment”). Purchaser acknowledges that, other than as expressly set forth herein, following the Initial Closing, there shall be no conditions precedent to its funding obligations hereunder with respect to the Purchase Commitment other than those expressly set forth in Section 6.3 and the occurrence of the Trigger Date. Without limiting the foregoing, the Purchaser acknowledges that the Purchase Commitment, solely with respect to any Subsequent Closing, is not subject to the ongoing accuracy of any representation or warranty from CVPS or the Company, the financial condition or results of operation of the Company or the Company’s success or failure with respect to any Underlying Project or any other aspect of the Company’s business, and, furthermore, is not subject to any right of set off or other defense in the event of any dispute between Purchaser and either the Company or CVPS.

2.2 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, subject to the occurrence of the Trigger Date, on each Closing Date (other than with respect to the purchase and issuance of Shares on the Initial Closing Date which shall be as set forth in Section 2.4), the Company agrees to issue and sell, and Purchaser agrees to purchase (or cause its Affiliates to purchase) from the Company, to the extent and as provided hereunder, that number of the Shares as notified by the Company to Purchaser or, solely in the case of a Final Closing, the Shares remaining to be purchased pursuant to the Purchase Commitment, for such purchase on such Closing Date; provided, however, that, in addition to the terms and conditions applicable to each such purchase as contained herein, (a) the aggregate purchase price which Purchaser (or its Affiliates) shall be obligated to pay for the Shares purchase pursuant hereto shall not exceed the Purchase Commitment, and (b) except as Purchaser may otherwise consent, in no event shall any such purchase on any Closing Date (other than the Final Closing Date) be for a number Shares with an aggregate purchase price to be paid on such date of less than $5,000,000.

2.3 Payment of Purchase Price. Subject to the occurrence of the Trigger Date on each Closing Date (other than the Initial Closing Date), the Company agrees to issue and sell to Purchaser (or, as applicable, its Affiliates) that number of the Shares as it shall have notified to Purchaser for such Closing Date or, solely in the case of a Final Closing, the Shares remaining to be purchased pursuant to the Purchase Commitment, and Purchaser (or, as applicable, its Affiliates) shall pay on such Closing Date for such number of Shares a purchase price of $100.00 per share, as may be proportionately adjusted from time to time for stock splits, combinations, reclassifications or similar transactions (the “Per Share Purchase Price”).

2.4 Initial Purchase; Expiration of Purchase Commitment. The first purchase pursuant to the Purchase Commitment (the “Initial Purchase”) shall be for the purchase of an aggregate of (i) subject to Section 2.7, one Share of Class B Common Stock and (ii) 150,000 Shares of Class A Common Stock for an aggregate purchase price (based on the Per Share Purchase Price) of $15,000,000; provided, that, if the Initial Closing Date (as defined below) occurs on the same date as the Trigger Date, then the first purchase shall be for one Share of Class B Common Stock, 160,000 Shares of Class A Common Stock and an aggregate purchase price of $16,000,000. Notwithstanding the restrictions to each purchase (other than the Initial Purchase) as set forth in Section 2.2(b), provided that this Agreement has not been terminated earlier pursuant to the terms hereof, Purchaser shall purchase any portion of the Shares remaining to be purchased pursuant to the Purchase Commitment (but not any Shares in excess thereof) (the “Final Purchase”) on the Final Closing Date. Each of the Shares to be purchased on the Final Closing Date shall be purchased at the Per Share Purchase Price.

2.5 Closing Date.

(a) The consummation of the Initial Purchase (the “Initial Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 (or at such other place as the parties may designate) at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Initial Closing Date”), which date shall be the 15th Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Initial Closing shall not occur prior to October 31, 2005.

(b) Following the Initial Closing, the consummation of each additional issuance and purchase of a portion of the Shares as part of the Purchase Commitment, including the Final Closing (each a “Subsequent Closing”; together with the Initial Closing, each a “Closing” and collectively the “Closings”), shall take place as provided in Section 2.5(a) on a date to be specified by the parties (each a “Subsequent Closing Date”; together with the Initial Closing Date, each a “Closing Date”), which, (i) for each Subsequent Closing, other than the Final Closing, shall be subsequent to the Trigger Date and on the date (subject to the satisfaction or waiver of the conditions set forth in Section 6.3 on such date) that is the 15th Business Day after receipt by Purchaser of the notice required by Section 6.3(b), and (ii) for the Final Closing, shall be on the Final Closing Date.

2.6 Deliveries on the Initial Closing Date. At the Initial Closing, the Company or CVPS, as applicable, shall deliver or cause the delivery, as applicable, to Purchaser:

(a) A certificate signed by each of the Chief Executive Officer and Chief Financial Officer of the Company and a certificate signed by each of the Chief Executive Officer and Chief Financial Officer of CVPS, each in form and substance reasonably satisfactory to Purchaser, dated the Initial Closing Date, to the effect that each of the conditions specified in Section 6.1(a) and Section 6.1(b) have been satisfied in all respects.

(b) A certificate signed by the Secretary of the Company, in form and substance reasonably satisfactory to Purchaser, dated the Initial Closing Date, certifying as to true, complete and correct copies of the Company’s Restated Certificate and New By-laws as in effect on and as of the Initial Closing and as to resolutions authorizing this Agreement and all of the transactions contemplated hereby as in effect on and as of the Initial Closing.

(c) A certificate signed by the Secretary of each of the Company’s Significant Subsidiaries, in form and substance reasonably satisfactory to Purchaser, dated the Initial Closing Date, certifying as to true, complete and correct copies of such Subsidiary’s certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or comparable organizational documents as in effect on and as of the Initial Closing.

(d) Certificates of good standing dated not more than five Business Days prior to the Initial Closing Date with respect to each of the Company and its Significant Subsidiaries issued by the Secretary of State of the state in which such Person is incorporated, formed or created.

(e) Such other documents as Purchaser shall reasonably request.

2.7 Delivery of Shares. At each Closing, the Company shall deliver or cause the delivery, as applicable, to Purchaser (or, as applicable, its Affiliates) of a stock certificate or stock certificates in the name of Purchaser (or, as applicable, its Affiliates), duly executed by the requisite officers of the Company, representing the number of Shares of Class A Common Stock and, if applicable, the share of Class B Common Stock to be purchased by Purchaser (or its Affiliates) at such Closing; provided, however, that if the Trigger Date has not occurred as of the Initial Closing, then the Company shall not deliver the Class B Common Stock to the Purchaser at the Initial Closing and instead shall deliver or cause the delivery of the Class B Common Stock to the Purchaser on the Trigger Date. At each Subsequent Closing and the Final Closing, the Company shall not be required to deliver any other document other than (i) those documents or notices required, as applicable, as a condition to such Closing under Section 6.3 or evidencing the requirements specified therein and other principally administrative or ministerial documents or instruments reasonably necessary to effect or evidence such Closing and (ii) the Shares of Class A Common Stock to be purchased at such Closing. On each Closing Date, the shares of Common Stock issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein (a) will have been duly authorized for issuance, validly issued, fully paid, non-assessable and free and clear of all encumbrances and (b) will not have been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

2.8 Firm Commitment. In the event that Purchaser fails to purchase additional Shares at a Subsequent Closing in breach of this Agreement, the Shares of Class B Common Stock held by the Purchaser (or its Affiliates) shall be automatically converted into one Share of the Class A Common Stock pursuant to the provisions of Section 3 of the Restated Certificate. Such conversion shall not be an exclusive remedy of the Company or CVPS and shall be in addition to any other remedies which the Company or CVPS may have under this Agreement or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As an inducement to Purchaser to enter into this Agreement, CVPS and the Company hereby jointly and severally represent and warrant to Purchaser, as of the date of this Agreement and as of the Initial Closing Date (it being understood that (i) neither CVPS nor the Company represents or warrants any of the matters herein as of any Subsequent Closing Date, (ii) any representation or warranty that is qualified as to the Knowledge of the Company shall also be deemed so qualified as to CVPS and (iii) the Company does not and will not make any representation with respect to CVPS) that, except as specified in the Disclosure Schedules (it being understood that a matter disclosed in any Disclosure Schedule shall be deemed disclosed for purposes of all other Disclosure Schedules and these representations and warranties to the extent such disclosure is clearly stated in such a way as to alert Purchaser to its relevance to, or provide the information called for by, another section of this Agreement):

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont, and the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of property makes such qualification necessary and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) CVPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and has all requisite corporate power and authority to enter into this Agreement and the CVPS Documents and to consummate the transactions contemplated hereby and thereby.

3.2 Authorization of Agreement.

(a) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company. This Agreement has been, and each of the Company Documents required to be delivered at the Initial Closing will be at or prior to the Initial Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b) CVPS has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by CVPS in connection with the transactions contemplated by this Agreement (the “CVPS Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the CVPS Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company. This Agreement has been, and each of the CVPS Documents required to be delivered at the Initial Closing will be at or prior to the Initial Closing, duly and validly executed and delivered by CVPS and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the CVPS Documents when so executed and delivered will constitute, legal, valid and binding obligations of CVPS, enforceable against CVPS in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 3.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Put Option), or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or give rise to any right to purchase or sell (including any rights of first refusal or comparable obligations) any direct or indirect interest in the Company, its Subsidiaries or any of the Underlying Projects, or result in the creation of any Liens upon any of the properties or assets of Company, any of its Subsidiaries or any of the Underlying Projects under, any provision of (i) the certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or comparable organizational documents of the Company, any of its Subsidiaries or any of the Underlying Projects or any Material Contract; (ii) any Contract that is not a Material Contract, or Permit to which the Company, any of its Subsidiaries or any of the Underlying Projects is a party or by which any of the properties or assets of the Company, any of its Subsidiaries or any of the Underlying Projects are bound; (iii) any Order or settlement agreement applicable to the Company, any of its Subsidiaries or any of the Underlying Projects or any of the properties or assets of the Company, any of its Subsidiaries or any of the Underlying Projects; or (iv) any applicable Law (except that in the case of clauses (ii) and (iv), such representation is for conflicts, defaults, obligations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

(b) None of the execution and delivery by CVPS of this Agreement or the CVPS Documents, the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Put Option), or compliance by CVPS with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to any right to purchase or sell (including any rights of first refusal or comparable obligations) any direct or indirect interest in the Company, its Subsidiaries or any of the Underlying Projects, or result in the creation of any Liens upon any of the properties or assets of Company, any of its Subsidiaries or any of the Underlying Projects under, any provision of (i) the certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or comparable organizational documents of CVPS or any of its Subsidiaries; (ii) any Contract, or Permit to which CVPS or any of its Subsidiaries is a party or by which any of the properties or assets of CVPS or any of its Subsidiaries are bound; (iii) any Order or settlement agreement applicable to CVPS or any of its Subsidiaries or any of the properties or assets of CVPS or any of its Subsidiaries; or (iv) any applicable Law.

(c) Except as set forth on Schedule 3.3(c), no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of CVPS, any of CVPS’s Subsidiaries, the Company, any of the Company’s Subsidiaries or any of the Underlying Projects in connection with (i) the execution and delivery of this Agreement, the Company Documents or the CVPS Documents, respectively, the compliance by the Company or CVPS with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, any of its Subsidiaries or any of the Underlying Projects.

3.4 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 10,000 shares of common stock, $1.00 par value per share (the “Common Stock”). As of the date hereof, there is one share of Common Stock issued and outstanding which is directly owned by CRC. The issued and outstanding share of Common Stock was duly authorized for issuance and is validly issued, fully paid and non-assessable and was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b) As of and from the filing of the Restated Certificate until the Initial Closing, the authorized capital stock of the Company shall be as set forth in the Restated Certificate, and the number of shares of Common Stock issued and outstanding shall be as set forth on Schedule 3.4(b) hereto and all of such shares shall be owned by CRC, and all of such shares shall at such time have been duly authorized and validly issued, fully paid and non-assessable and not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. At the time of the Initial Closing, the Company shall not hold any Common Stock as treasury stock.

(c) Except for this Agreement, there is no existing option, warrant, call, right or Contract requiring, and there are no securities of the Company outstanding which, upon conversion or exchange, would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in Schedule 3.4(c), there are no obligations, contingent or otherwise, of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects to (i) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any of its Subsidiaries or any of the Underlying Projects, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 3.4(c), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects. There are no bonds, debentures, notes or other indebtedness of the Company, any of its Subsidiaries or any of the Underlying Projects having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company, any of such Subsidiaries or any of such Underlying Projects may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects is a party or is bound with respect to the voting or consent of any shares of Common Stock or the equity interests of any of the Company’s Subsidiaries or any of the Underlying Projects.

3.5 Subsidiaries; Underlying Projects; Investments.

(a) Schedule 3.5(a) sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified as a foreign corporation or other entity because the nature of its business or the ownership of property makes such qualification necessary, the number of shares of its authorized capital stock or equivalent equity interests, the number and class of shares or equivalent equity interests thereof duly issued and outstanding, the names of all stockholders or other equity owners (including any partners) and the number of shares of stock or equivalent equity interests owned by each stockholder or other equity owner (including any partners) or the amount of equity owned by each equity owner (including any partners). Each Subsidiary of the Company is a duly organized and validly existing corporation, limited liability company, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation, formation or organization. Each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction in which the nature of its business or the ownership of property makes such qualification necessary or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently and proposed to be conducted. The outstanding shares of capital stock or equivalent equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equivalent equity interests represented as being owned by the Company or any of its Subsidiaries are owned by them free and clear of any and all Liens, except as set forth in Schedule 3.5(a). Except as set forth on Schedule 3.5(a), there is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of any of the Company’s Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other equivalent equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equivalent equity interests of any such Subsidiary. Except as set forth on Schedule 3.5(a), there are no material restrictions on the ability of any of the Company’s Subsidiaries to make distributions of cash to their respective equity holders.

(b) Schedule 3.5(b) sets forth the name of each Project Company, and, with respect to each Project Company, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business as a foreign corporation because the nature of its business or the ownership of property makes such qualification necessary, the number of shares of its authorized capital stock or equivalent equity interests, the number and class of shares or equivalent equity interests thereof duly issued and outstanding, the names of all stockholders or other equity owners (including any partners) and the number of shares of stock or equivalent equity interests owned by each stockholder or other equity owner (including any partners) or the amount of equity owned by each equity owner (including any partners). To the Knowledge of the Company, each Project Company is duly organized and validly existing corporation, limited liability company, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation, formation or organization and is duly qualified or authorized to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction in which the nature of its business or the ownership of property makes such qualification necessary and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, each Project Company has all requisite corporate or entity power and authority to own its properties and carry on its business as presently and proposed to be conducted. To the Knowledge of the Company, the outstanding shares of capital stock or equivalent equity interests of each Project Company are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equivalent equity interests represented as being owned, directly or indirectly, by the Company or any of its Subsidiaries are owned by them free and clear of any and all Liens, except as set forth in Schedule 3.5(b). Except as set forth on Schedule 3.5(b), to the Knowledge of the Company, there is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of any of the Project Companies outstanding which upon conversion would require, the issuance of any shares of capital stock or other equivalent equity interests of any Project Company or other securities convertible into shares of capital stock or other equivalent equity interests of any such Project Company. Except as set forth on Schedule 3.5(b), there are no material restrictions on the ability of any of the Project Companies to make distributions of cash to their respective equity holders.

(c) The Company does not own, directly or indirectly, any Investment in any Person other than the Subsidiaries and the Project Companies and there are no Contracts providing for the Company, directly or indirectly, to acquire any such Investment.

3.6 Corporate Records.

(a) The Company has delivered to Purchaser true, correct and complete copies of the certificate of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws, limited liability company agreement, operating agreement, partnership agreement or comparable organizational documents (each certified by the secretary, assistant secretary or other appropriate officer) for each of the Company, each of its Subsidiaries and each of the Project Companies, in each case as amended and in effect on the date hereof, including all amendments thereto.

(b) The minute books and stock (or equivalent equity interest) ledger of each of the Company and each of its Subsidiaries previously made available to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders or other equity owners and board of directors (including committees thereof) of the Company and such Subsidiaries.

(c) To the Knowledge of the Company, the minute books of the Project Companies previously made available to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other corporate, limited liability company, partnership or other entity action of the stockholders or other equity owners and board of directors (including committees thereof) or comparable governing bodies of each of the Project Companies.

3.7 Financial Statements.

(a) The Company has delivered to Purchaser copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2003 and 2004 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2005 and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the six-month period then ended (such audited and unaudited statements are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company (except as may be indicated in the notes thereto) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein, except that the unaudited Financial Statements of the Company and its Subsidiaries on a consolidated basis are subject to normal year-end adjustments and lack complete footnotes and other presentation items in conformity with GAAP, which individually or in the aggregate would not be material.

The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004 is referred to herein as the “Balance Sheet” and December 31, 2004 is referred to herein as the “Balance Sheet Date.”

(b) All the books, records and accounts of the Company and its Subsidiaries are maintained in all material respects in accordance with commercially reasonable business practice. The Company has established and maintains internal controls and procedures that are commercially reasonable and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer or its principal financial officer to material information which such principal officers deem necessary to be provided to them. To the Knowledge of the Company, all books, records and accounts of the Underlying Projects are maintained in all material respects in accordance with commercially reasonable business practice, and, to the Knowledge of the Company, the Underlying Projects maintain systems of internal accounting controls that are commercially reasonable.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business of the Company and its Subsidiaries since the Balance Sheet Date, (iii) that are immaterial to the Company and its Subsidiaries, taken as a whole, or (iv) that have been discharged or paid in full prior to the date hereof. To the Knowledge of the Company, the Underlying Projects do not have any Indebtedness or Liabilities other than those incurred in the Ordinary Course of Business of such applicable Underlying Project, those paid that have been discharged or paid in full prior to the date hereof, those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or those set forth on Schedule 3.8.

3.9 Absence of Certain Developments.

(a) Except as expressly contemplated by this Agreement or as set forth on Schedule 3.9, during the period of time between the Balance Sheet Date and the date hereof, the Company, its Subsidiaries and, to the Knowledge of the Company, the Underlying Projects have conducted their respective businesses only in the Ordinary Course of Business thereof. Without limiting the generality of the foregoing, except as set forth on Schedule 3.9, during the period of time between the Balance Sheet Date and the date hereof:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects having a replacement cost of more than $500,000 for any single loss or $1,000,000 for all such losses;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company, any of its Subsidiaries or any of the Project Companies of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company, any of its Subsidiaries or any of the Project Companies;

(iii) neither the Company nor any of its Subsidiaries has awarded or paid any bonuses to employees of the Company or any of its Subsidiaries except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iv) except as required by law or under GAAP, there has not been any change by the Company or any of its Subsidiaries in material accounting or Tax reporting principles, methods or policies and, the Company has not been notified or otherwise been informed in writing of any change by any of the Underlying Projects in material accounting or Tax reporting principles, methods or policies;

(v) neither the Company nor any of its Subsidiaries has made or rescinded any material election relating to Taxes or settled or compromised any material claim relating to Taxes and, to the Knowledge of the Company, none of the Underlying Projects has made or rescinded any material election relating to Taxes or settled or compromised any material claim relating to Taxes;

(vi) none of the Company, any of its Subsidiaries and, to the Knowledge of the Company, any of the Underlying Projects has entered into, terminated, modified, amended or waived any rights under any Material Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company, any such Subsidiary or any such Underlying Project to compete with any business;

(vii) neither the Company nor any of its Subsidiaries has failed to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings and, to the Knowledge of the Company, none of the Underlying Projects has failed to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;

(viii) neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any CEC Related Person or paid any fees or expenses to any CEC Related Person or any director, officer, partner, stockholder or Affiliate of any CEC Related Person other than reimbursable business expenses and similar items incurred in the Ordinary Course of Business;

(ix) neither the Company nor any of its Subsidiaries has (A) other than in the Ordinary Course of Business, mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business, as applicable, of the Company or any of its Subsidiaries, in each case greater than $250,000;

(x) other than in the Ordinary Course of Business, to the Knowledge of the Company, none of the Underlying Projects has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of such Underlying Project, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business, as applicable, of such Underlying Project, in each case greater than $250,000;

(xi) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any Liability and, to the Knowledge of the Company, none of the Underlying Projects has discharged or satisfied any Lien, or paid any Liability, other than the payment, discharge or satisfaction in the Ordinary Course of Business, individually or in the aggregate greater than $500,000;

(xii) other than in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, none of the Underlying Projects has, canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Material Contract;

(xiii) except as set forth in the 2005 Budget or the Business Plan, each in the form as set forth in Schedule 3.9(a)(xiii) (the “Budget and Business Plan”), neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments and, to the Knowledge of the Company, none of the Underlying Projects has made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $500,000 in the aggregate;

(xiv) except as set forth in the Budget and Business Plan, neither the Company nor any of its Subsidiaries has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness and, to the Knowledge of the Company, other than in the Ordinary Course of Business, none of the Underlying Projects has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any indebtedness in excess of $250,000 individually or $500,000 in the aggregate;

(xv) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding and, to the Knowledge of the Company, none of the Underlying Projects has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $250,000 individually or $500,000 in the aggregate; and

(xvi) none of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, none of the Underlying Projects has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.9.

(b) Without limitation of the representations and warranties under Section 3.9(a), to the Knowledge of the Company, (i) no event, change, occurrence or circumstance has occurred or exists that would cause the failure of any conditions precedent to the Equity Capital Contribution Date (as defined in the Sweetwater 3 ECCA Agreement) to be fulfilled in accordance with the terms of the Sweetwater 3 ECCA Agreement in all material respects (and without exercise of any rights to waive such conditions by any of the parties thereto), (ii) no material event, change, occurrence or circumstance has occurred or exists and, there is no current reasonable basis to believe such an event, change, occurrence or circumstance or is likely to occur or exist, that could reasonably be expected to cause the equity funding (on the Equity Capital Contribution Date) of Sweetwater Wind 3 LLC not to occur by December 31, 2005 in accordance with the terms of the Sweetwater 3 ECCA Agreement in all material respects, and (iii) the development services fee to which the Company shall be entitled in connection with the development of the wind generation project of Sweetwater Wind 3 LLC is reasonably expected to be an amount of not less that $4,000,000.

(c) No event, change, occurrence or circumstance has occurred or exists and, to the Knowledge of the Company, there is no current reasonable basis to believe such an event, change, occurrence or circumstance or is likely to occur or exist, that could reasonably be expected to cause, a payment default or other Event of Default (as defined in the Third Amended and Restated Senior Secured Promissory Note, dated April 28, 2005 (the “Development Note”)) under (A) the Development Note by and among Catamount Sweetwater Corporation, a Vermont corporation, Babcock and Brown Holdings Inc., a Delaware corporation as the Lenders and DKR Wind Energy, LLC, a Texas limited liability company as the Borrower or (B) the Third Amended and Restated Option Agreement entered into as of July 2, 2004 (the “Sweetwater Land Option Agreement”) between DKR Wind Energy, LLC and GE Wind Energy, LLC.

3.10 Taxes. Except as set forth on Schedule 3.10:

(a) The Company and each of its Subsidiaries and any Affiliated Group or other consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries is or was a member have (i) duly and timely filed all material Tax Returns required to be filed by or on behalf thereof with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; (ii) fully and timely paid all material Taxes (including withholding taxes) payable by or on behalf thereof or made due and sufficient accruals in the Financial Statements in accordance with GAAP and its books and records for all such Taxes not yet paid.

(b) The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each of the Underlying Projects has complied in all material respects with applicable Law relating to the payment and withholding of Taxes.

(c) The Company has made available to Purchaser copies of the following: (i) all material federal, state, local and foreign income or franchise Tax Returns (or a pro forma copy of such Tax Returns relating to the Company and its Subsidiaries with respect to any Tax Returns that include CVPS or any Affiliate of CVPS (other than the Company and its Subsidiaries)) of the Company and its Subsidiaries and, to the extent reasonably available to CVPS or any of its Subsidiaries, of the Underlying Projects, relating to the taxable periods ending December 31, 2003 and the federal income Tax Return for the period ending December 31, 2004, and (ii) any written audit report issued within the last three years relating to material amounts of Taxes due from or with respect to the Company or any of its Subsidiaries or, to the extent reasonably available to the Company or any of its Subsidiaries, the Underlying Projects.

(d) Within the three year period ending on the date hereof, no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company, any of its Subsidiaries or, to the Knowledge of the Company, the Underlying Projects does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) There are no other audits or investigations by any Taxing Authority in progress with respect to Taxes of the Company or its Subsidiaries or, to the Knowledge of the Company, any Underlying Project, nor has the Company or any of its Subsidiaries received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation (including any audit or investigation that could result in an adjustment under Section 481 of the Code).

(f) None of the Company, any of its Subsidiaries, any other Person on their behalf, or, to the Knowledge of the Company, any Underlying Project has (i) agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, any of its Subsidiaries or any of the Underlying Projects, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, but only to the extent such agreement, request, extension or power of attorney will have continuing effect after the Initial Closing Date.

(g) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects (i) has any application pending with any Taxing Authority requesting permission for any changes in its accounting methods, (ii) has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group in which it is now a member or (iii) is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority, but with respect to clauses (i) and (iii) above, only to the extent such application or ruling will have continuing effect after the Trigger Date.

(h) For federal income tax purposes, (i) the Company and each of the Subsidiaries and Project Companies listed in Schedule 3.10(h)(i) is and has been, since its formation, treated as a corporation, (ii) each of the entities list in Schedule 3.10(h)(ii) is and has been, since its formation, treated as a partnership, and (iii) each of the entities listed in Schedule 3.10(h)(iii) is and has been, since its formation, disregarded as an entity separate from its owners.

Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made by CVPS and the Company with respect to all matters relating to Taxes shall be representations and warranties set forth in this Section 3.10 and in Section 3.15 and Sections 3.9(a)(iv) and (v), and this Agreement shall not be interpreted in any manner that is contrary thereto.

3.11 Real Property.

(a) Schedule 3.11(a) sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company and its Subsidiaries (individually, a “Company Owned Property” and collectively, the “Company Owned Properties”), (ii) all real property and interests in real property leased by the Company and its Subsidiaries (individually, a “Company Real Property Lease” and collectively, the “Company Real Property Leases” and, together with the Company Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Company Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).

(b) Schedule 3.11(b) sets forth a complete list of (i) all real property and interests in real property owned in fee by the Underlying Projects (individually, an “Underlying Project Owned Property” and collectively, the “Underlying Project Owned Properties”), (ii) all real property and interests in real property leased by the Underlying Projects (individually, an “Underlying Project Real Property Lease” and collectively, the “Underlying Project Real Property Leases” and, together with the Underlying Project Owned Properties, being referred to herein individually as a “Underlying Project Property” and collectively as the “Underlying Project Properties”) as lessee or lessor, including a description of each such Underlying Project Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).

(c) The Company and its Subsidiaries have good and marketable fee title to all Company Owned Property, free and clear of all Liens, except Permitted Exceptions. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and its Subsidiaries and which are necessary for the continued operation of the business of the Company and its Subsidiaries as the business is currently conducted. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, all of the Company Properties and buildings, fixtures and improvements thereon (i) are in all respects in good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in all respects in good operating condition, and no condition exists requiring repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.

(d) To the Knowledge of the Company, the Underlying Projects have good and marketable fee title to all Underlying Project Owned Property, free and clear of all Liens of any nature whatsoever, except (i) those Liens set forth on Schedule 3.11(d) and (ii) Permitted Exceptions. To the Knowledge of the Company, the Underlying Project Properties constitute all material interests in real property currently used, occupied or currently held for use in connection with the business of the Underlying Projects and which are necessary for the continued operation of the business of the Underlying Projects as the business is currently conducted. To the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, all of the Underlying Project Properties and buildings, fixtures and improvements thereon (A) are in all respects in good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in all respects in good operating condition, and no condition exists requiring repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.

(e) Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Company Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, to the Knowledge of the Company, each of the Underlying Projects, as applicable, has a valid, binding and enforceable leasehold interest under each of the Underlying Project Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, each of the Company Real Property Leases is in full force and effect. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, to the Knowledge of the Company, each of the Underlying Project Leases is in full force and effect. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default under any Company Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. To the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, none of the Underlying Projects is in default under any Underlying Project Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, none of the Underlying Projects has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by an Underlying Project under any of the Underlying Project Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and, to the Knowledge of the Company, no party to any Underlying Project Real Property Lease has exercised any termination rights with respect thereto.

3.12 Tangible Personal Property.

(a) Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all of the items of tangible personal property used in the business of the Company and its Subsidiaries (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, all such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) To the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, the Underlying Projects have good and marketable title to all of the items of tangible personal property used in the business of the Underlying Projects (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business of the Underlying Projects and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. To the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, all such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(c) Schedule 3.12(c) sets forth all leases of personal property (“Company Personal Property Leases”) involving annual payments in excess of $50,000 relating to personal property used in the business of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, all of the items of personal property under the Company Personal Property Leases are in all respects in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has a valid and enforceable leasehold interest under each of the Company Personal Property Leases under which it is a lessee and each of such Company Personal Property Leases is in full force and effect.

(d) Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects under any lease of personal property thereof that is material to the business of such Person. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, to the Knowledge of the Company, no other party is in default of any lease of personal property of the Company, any of its Subsidiaries or any of the Underlying Projects that is material to the business thereof, and no party to any such lease has exercised any termination rights with respect thereto.

3.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company, its Subsidiaries and, to the Knowledge of the Company, the Underlying Projects own or possess valid, subsisting and enforceable licenses or rights to use, all trademarks and service marks (whether registered or unregistered), trade names and designs, together with all goodwill related to the foregoing, patents (including any continuations, continuations in part, renewals and applications for any of the foregoing), copyrights (including any registrations and applications therefor and whether registered or unregistered), internet domain names, computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information, which in each case is used in or necessary for the conduct of their respective business as currently conducted and as proposed to be conducted (“Company Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no other Person has any claim of ownership or other interest (nor has any such claim been made) with respect to the Company Intellectual Property purported to be owned by the Company, its Subsidiaries or the Underlying Projects nor does, to the Knowledge of the Company, the use of Company Intellectual Property by the Company, its Subsidiaries or any of the Underlying Projects infringe on or otherwise violate the rights of any third party (nor, to the Knowledge of the Company, has any such claim been made). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, all Company Intellectual Property that has been licensed by the Company or any of its Subsidiaries is being used in accordance with the applicable license pursuant to which the Company or such Subsidiary acquired the right to use such Company Intellectual Property and, to the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Intellectual Property that has been licensed by an Underlying Project is being used in accordance with the applicable license pursuant to which such Underlying Project acquired the right to use such Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company, its Subsidiaries or any of the Underlying Projects in the Company Intellectual Property. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, no Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property, and, to the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, no Company Intellectual Property is being used or enforced by any of the Underlying Projects in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s, any of its Subsidiaries’ or any of the Underlying Projects’ right to own or use any of the Company Intellectual Property.

3.14 Material Contracts.

(a) Schedule 3.14(a) sets forth, by reference to the applicable subsection of this Section 3.14(a), all of the following Contracts to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects is a party or by which any of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts containing covenants of the Company, any of the Subsidiaries or any of the Underlying Projects not to compete in any line of business or with any Person or, except as part of any Confidentiality Agreement entered into in the Ordinary Course of Business, not to solicit or hire any person with respect to employment;

(ii) Contracts to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects is a party or by which any of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects or their respective assets or properties are bound with a term of one year or more or with a value or involving amounts payable or potentially payable at any time during the term thereunder in excess of $500,000.

(b) Each of the Material Contracts to which the Company or any of its Subsidiaries is a party is in full force and effect and is the legal, valid and binding obligation of the Company or its Subsidiary which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 3.14(b), continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any of its Subsidiaries is in material default under any Material Contract to which the Company or any of its Subsidiaries is a party, nor, to the Knowledge of the Company, is any other party to any such Material Contract in material breach of or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default on the Company, any Subsidiary or any other party thereunder. No party to any of the Material Contracts to which the Company or any of its Subsidiaries is a party has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any such Material Contract.

(c) To the Knowledge of the Company, (i) each of the Material Contracts to which an Underlying Project is a party is in full force and effect and is the legal, valid and binding obligation of the Underlying Project which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 3.14(c), continue in full force and effect without penalty or other adverse consequence, (ii) none of the Underlying Projects is in material default under any Material Contract to which an Underlying Project is a party and no other party to any such Material Contract is in material breach of or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default on any Underlying Project or any other party thereunder, and (iii) no party to any of the Material Contracts to which any of the Underlying Projects is a party has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any such Material Contract.

(d) The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto; provided, that with respect to Material Contracts relating to any of the Underlying Projects, the foregoing is to the Knowledge of the Company.

3.15 Employee Benefits Plans.

(a) Except as part of any Confidentiality Agreement entered into in the Ordinary Course of Business, Schedule 3.15(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting, non-competition, employee non-solicitation, employee loan or other compensation agreements, and all collective bargaining agreements, and (iii) all bonus or other incentive compensation, equity or equity-based compensation, stock purchase, deferred compensation, change in control, severance, leave of absence, vacation, salary continuation, medical, life insurance or other death benefit, educational assistance, training, service award, section 125 cafeteria, dependant care, pension, welfare benefit or other material employee or fringe benefit plans, policies, agreements or arrangements, in each case as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, thereunder for current or former employees, directors or individual consultants of the Company or any of its Subsidiaries (collectively, the “Company Plans”). Each Company Plan that is subject to Title IV of ERISA or Section 412 of the Code (“Title IV Plan”) or is a “multiemployer plan” (as defined in Section 3(37) of ERISA (“Multiemployer Plan”)) is separately identified on Schedule 3.15(a).

(b) Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; (v) written communications regarding any Company Plan to employees generally since the beginning of the Company’s preceding fiscal year; and (vi) written descriptions of all material non-written agreements relating to the Company Plans.

(c) The Company Plans (other than a Multiemployer Plan) have been maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

(d) Each Company Plan (other than a Multiemployer Plan) that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements. Nothing has occurred with respect to the operation of the Company Plans that could cause the imposition of any liability, penalty or tax under ERISA or the Code, excluding any benefits properly payable under or any income or employment taxes properly withheld or properly accrued or paid with respect to any Company Plan.

(e) Neither the Company nor any of its Affiliates nor any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any outstanding liability (whether or not assessed) to any Multiemployer Plan by reason of any complete or partial withdrawal therefrom prior to the Closing Date, or any termination, insolvency or reorganization thereof.

(f) All contributions (including all employer contributions and employee contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). No accumulated funding deficiencies exist in any of the Title IV Plans. There is no outstanding liability under Title IV of ERISA with respect to any Title IV Plan or Multiemployer Plan other than premiums to the Pension Benefit Guaranty Corporation (“PBGC”) that are not yet due.

(g) Except as set forth on Schedule 3.15(g), there is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of any such plan.

(h) There are no pending material actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such material claim or lawsuit.

(i) Except as set forth on Schedule 3.15(i), none of the Company Plans provides for post-employment life insurance or health benefits coverage, except as may be required under Part 6 of Subtitle B of Title I of ERISA at the expense of the participant or the participant’s beneficiary, or coverage through the last day of the month following the date of termination of employment.

(j) Except as set forth on Schedule 3.15(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan. Except as set forth on Schedule 3.15(j), none of the compensation payable under any Company Plan will constitute an “excess parachute payment” under Section 280G of the Code by reason of the consummation of the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events.

(k) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to materially modify any existing Company Plan.

3.16 Labor.

(a) Schedule 3.16(a) sets forth a list of each of the employees of the Company and its Subsidiaries (the “CEC Employees”).

(b) (i) None of the current or former employees of the Company or any of its Subsidiaries (“Employees”) is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, other than with respect to a foreign Underlying Project or any Law of the jurisdiction in which employees of such Underlying Project are located that functions as a labor agreement or provides protection for groups of individuals under common employment; (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees; (iii) there is no union organization activity involving any of the Employees pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees while employed by the Company or its Subsidiaries; (iv) there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened; (v) there are no complaints, petitions, proceedings, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which could be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure by the Company or any of its Subsidiaries to employ, any individual, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) the Company and each of its Subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax except for immaterial non-compliance; and (vii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the previous six months.

(c) To the Knowledge of the Company, (i) there is no labor organization representing any of the employees of any Underlying Project, nor have such employees entered into any collective bargaining agreement or union contract; (ii) there is no union organization activity involving any of the employees of any Underlying Project pending or threatened, (iii) there are no strikes, slowdowns or work stoppages pending at any Underlying Project or threatened, (iv) there are no complaints, petitions, proceedings, charges or claims against the Underlying Project pending or threatened which could be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure by the Company or any of its Subsidiaries to employ, any individual, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect; and (v) each Underlying Project is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax except for immaterial non-compliance.

3.17 Litigation. Except as set forth in Schedule 3.17, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against, involving or relating to the Company or any of its Subsidiaries (or, to the Knowledge of the Company, pending or threatened, against any of the Underlying Projects or any of the officers, directors or employees of the Company, any of its Subsidiaries or any of the Underlying Projects with respect to their business activities on behalf of the Company, any of its Subsidiaries or any of the Underlying Projects), or to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects is otherwise a party before any Governmental Body, which would reasonably be expected to result in a claim for damages against the Company in excess of $250,000 individually or $500,000 in the aggregate; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 3.17, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Project is subject to any Order, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects is in breach or violation of any Order, which would reasonably be expected to result in a claim for damages against the Company in excess of $250,000 individually or $500,000 in the aggregate. Except as set forth on Schedule 3.17, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects is engaged in any legal action to recover monies due it or for damages sustained by it, which would reasonably be expected to result in a claim for damages against the Company in excess of $250,000 individually or $500,000 in the aggregate. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against CVPS or the Company or to which CVPS or the Company is otherwise a party relating to this Agreement, any Company Document, any CVPS Document or the transactions contemplated hereby or thereby.

3.18 Compliance with Laws; Permits.

(a) This Section 3.18 is not intended to and does not relate to the subject matter specifically contained in and covered by the representations and warranties set forth in Sections 3.10( Taxes), 3.13 (Intellectual Property), 3.15 (Employee Benefits Plans), 3.16 (Labor), 3.17 (Litigation), 3.19 (Environmental Matters), and 3.21 (Regulatory Matters). Each of the Company, its Subsidiaries and, to the Knowledge of the Company, the Underlying Projects is in compliance in all material respects with all Laws applicable to its business, operations or assets. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects has received any notice of or been charged with any material violation of any Laws. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of the Underlying Projects is under investigation with respect to any material violation of any Laws and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation except for those material violations.

(b) Each of the Company, its Subsidiaries and, to the Knowledge of the Company, the Underlying Projects currently have all material Permits which are required for the operation of their respective businesses as presently conducted (“Company Permits”). Neither the Company nor any of its Subsidiaries is in material default or material violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation, in any material respect of any term, condition or provision of any Company Permit, and, to the Knowledge of the Company, none of the Underlying Projects is in material default or material violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation, of any term, condition or provision of any Company Permit. To the Knowledge of the Company, there are no facts or circumstances which could reasonably form the basis for any such material default or material violation of any Company Permit. None of the Company Permits will be materially impaired or in any way materially affected by the consummation of the transactions contemplated by this Agreement; provided, however, that, with respect to Company Permits relating to the Underlying Projects, the foregoing is to the Knowledge of the Company.

3.19 Environmental Matters. Except as set forth in Schedule 3.19 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, the Underlying Projects have conducted and currently conduct their respective businesses in compliance with all applicable Environmental Laws, (ii) to the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of the Underlying Projects is under investigation with respect to violation of any Environmental Laws and, to the Knowledge of the Company, there are no facts, circumstances or conditions which could form the basis for any such violation, (iii) the Company, its Subsidiaries and, to the Knowledge of the Company, the Underlying Projects, have not received any notices, demand letters or requests for information from any Governmental Authority that have not been resolved, indicating that the Company, any of its Subsidiaries or any of the Underlying Projects may be in violation of, or liable under, any Environmental Law, (iv) there are no Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, pending or threatened against any of the Underlying Projects, relating to any violation or alleged violation of or liability under any Environmental Law or to revoke, modify or terminate any Environmental Permit of any of the Underlying Projects, (v) to the Knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties now or formerly owned, leased or operated by the Company, any of its Subsidiaries or any of the Underlying Projects, and (vi) the Company, its Subsidiaries and any property now or, to the Knowledge of the Company, formerly owned, leased or operated by any of them, and, to the Knowledge of the Company, the Underlying Projects and any property owned, leased or occupied by any of them, are not subject to any Liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

3.20 Insurance. Set forth in Schedule 3.20 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Initial Closing Date are generally excluded from the scope of the respective policy. The Company and each of its Subsidiaries are covered, in all material respects, by valid and currently effective insurance policies issued in favor of them that are customary, including, without limitation, coverage amounts, deductibles amounts and scope of risks and losses covered, for companies of similar size and financial condition in their respective industries. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, (i) all such policies are in full force and effect, all premiums due thereon have been paid and the Company and each of its Subsidiaries have complied with the provisions of all such policies, and (ii) neither the Company nor any of its Subsidiaries has been advised of any defense to coverage in connection with any claim to coverage asserted or notice by any of them under or in connection with any of such insurance policies, and (iii) neither the Company nor any of its Subsidiaries has received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or its Subsidiaries or their assets or properties that there will be a cancellation or non-renewal of existing policies or binders or that the alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or its Subsidiaries, the purchase of additional equipment or the material modification of any of the methods of doing business, will be required.

3.21 Regulatory Matters.

(a) Neither the Company, its Subsidiaries or the Underlying Projects is a “holding company” or a “public-utility company” within the meaning of the “Public Utility Holding Company Act of 1935, as amended (“PUHCA”). CVPS is a “public utility company” and a “holding company” under PUHCA and claims exemption as a holding company pursuant to Rule 2 of the Rules promulgated by the Securities Exchange Commission under PUHCA.

(b) The Company, on behalf of itself, its Subsidiaries and the Underlying Projects, has filed with any applicable foreign, state or local utility regulatory body and the Federal Energy Regulatory Commission (“FERC”), to the extent necessary to consummate this transaction, all material applications, forms, statements, reports, and documents (including all exhibits, amendments, and supplements thereto) required to be filed by it with respect to the Company, its Subsidiaries and the Underlying Projects under any applicable Laws, the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”) and PUHCA and their respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

(c) Both the Rumford and Ryegate Underlying Projects are “qualifying facilities” (“QF”), within the meaning of PURPA and the rules and regulations promulgated thereunder, have maintained their status as a QF at all times since their initial certification or self-recertification as a QF, and are not currently subject to any pending inquiry, investigation, or challenge relating to its status as a QF.

(d) Both of Sweetwater Wind 1 LLC and Sweetwater Wind 2 LLC are currently “exempt wholesale generators” (“EWG”) within the meaning of PUHCA and its implementing regulations, and neither is currently subject to any pending inquiry, investigation, or challenge relating to its status as an EWG. To the Knowledge of the Company, upon operational completion of the wind generation project for Sweetwater Wind 3 LLC, Sweetwater Wind 3 LLC will be a EWG and no facts, circumstances or conditions exist that, to the Knowledge of the Company, will subject Sweetwater Wind 3 LLC to any investigation or challenge relating to the status as an EWG. The consummation of the transactions contemplated hereby will not adversely affect the “exempt wholesale generator” status of Sweetwater Wind 1 LLC or Sweetwater Wind 2 LLC or the proposed “exempt wholesale generator” status of Sweetwater Wind 3 LLC.

(e) Both the Kavelstorf Windfarm and Eckolstadt Windfarm Project Companies are currently owned by CIC Luxembourg SaRL, which is an “EWG” within the meaning of PUHCA and its implementing regulations. Neither project is currently subject to any pending inquiry, investigation, or challenge relating to its status as a foreign utility company. The consummation of the transactions contemplated hereby will not adversely affect the “foreign utility company” status of either Kavelstorf Windfarm or Eckolstadt Windfarm Project Companies.

(f) To the Knowledge of the Company, with respect to the Underlying Projects located in the United Kingdom, there are no events or circumstances reasonably likely to result in any of such Underlying Projects, upon operational completion of such Underlying Projects, not being either (i) a generator of “renewable source electricity” as defined in regulation 47 of the Climate Change Levy (General) Regulations 2001 or (ii) capable of generating from renewable sources as set out in article 4 paragraph 10 of the Renewables Obligation Order 2005.

3.22 Related Party Transactions.

(a) Except for advances, bills and rollovers in the Ordinary Course of Business or otherwise as set forth on Schedule 3.22(a), none of CVPS, any of its Subsidiaries (other than the Company and its Subsidiaries) or any employee, officer, director, stockholder, partner or member of CVPS, of any of its Subsidiaries (other than the Company and its Subsidiaries) or any member of his or her immediate family or any of their respective Affiliates (“CVPS Related Persons”) (i) owes any amount to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects, nor does the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects owe any amount to, or has the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects committed to make any loan or extend or guarantee credit to or for the benefit of, CVPS or any of its Subsidiaries (other than the Company and its Subsidiaries) any CVPS Related Person, (ii) is involved in any business arrangement or other relationship with the Company, any of the Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, any of the Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects, (iv) has any claim or cause of action against the Company, any of the Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Underlying Projects.

(b) Except for advances, bills and rollovers in the Ordinary Course of Business or as set forth on Schedule 3.22(b), none of the Company, any of its Subsidiaries or any employee, officer, director, stockholder, partner or member of the Company, of any of its Subsidiaries or any member of his or her immediate family or any of their respective Affiliates (“CEC Related Persons”; collectively with CVPS Related Persons, “Related Persons”) (i) owes any amount to CVPS or any of its Subsidiaries (other than the Company and its Subsidiaries), nor does CVPS or any of its Subsidiaries (other than the Company and its Subsidiaries) owe any amount to, or has CVPS or any of its Subsidiaries (other than the Company and its Subsidiaries) committed to make any loan or extend or guarantee credit to or for the benefit of, the Company, any of its Subsidiaries or any CEC Related Person or (ii) is involved in any business arrangement or other relationship with CVPS or any of its Subsidiaries (other than the Company and its Subsidiaries), whether written or oral.

3.23 Finders or Brokers. Other than New Harbor Inc., no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Shares or the Company for any commission, fee or other compensation as a finder or broker as a result of any act by the Company. CVPS shall be solely responsible for the payment of all commissions, fees and other compensation due to New Harbor Inc. (it being understood that such payment to New Harbor Inc. shall be a reimburseable Transaction Expense subject to Section 9.1).

3.24 Vermont Takeover Law. No Vermont state anti-takeover Laws or regulations apply or purport to apply to this Agreement or the Company Documents or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As inducement to the Company to enter into this Agreement, Purchaser hereby represents and warrants to the Company and CVPS, as of the date of this Agreement and as of the Initial Closing Date and the Trigger Date.

4.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate properties and carry on its business.

4.2 Authorization of Agreement. Purchaser has full limited liability company power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary limited liability company action on behalf of Purchaser. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement has been, and each Purchaser Document will be at or prior to the Initial Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery, as applicable, by the Company and CVPS) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Put Option), or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under any provision of (i) the certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or comparable organizational documents of Purchaser; (ii) any Contract, or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

4.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement or the Purchaser Documents or would reasonably be expected to affect the transactions contemplated hereby and thereby.

4.5 Investment Intention; Accredited Investor. Purchaser is acquiring the Shares hereunder for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is an Accredited Investor and the financial situation of Purchaser is such that it can afford to bear the economic risk of holding the Shares for an indefinite period of time. Purchaser can afford to suffer the complete loss of its investment in the Shares. The knowledge and experience of Purchaser in financial and business matters is such that it is capable of evaluating the risk of the investment in the Shares.

4.6 Finders or Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Shares or the Company for any commission, fee or other compensation as a finder or broker as a result of any act by Purchaser.

4.7 Purchaser Financial Capability. Purchaser has provided CVPS with a copy of a duly executed equity commitment letter, dated of even date herewith, with respect to commitments to purchase $15,000,000 of membership interests of Purchaser.

4.8 Prior Obligations of Purchaser. The Purchaser has not conducted any business prior to the date hereof and has no, and prior to the Initial Closing will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Access to Information; Confidentiality. CVPS shall, and shall cause the Company and its Subsidiaries to and, to the extent within CVPS’s, the Company’s or any of its Subsidiary’s direct of indirect power and authority, shall cause the Underlying Projects to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Initial Closing, to the Company’s, the Subsidiaries’ and (to the extent that the Company is entitled to afford Purchaser access) the Underlying Projects’ respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company, its Subsidiaries or the Underlying Projects or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s, any of the Subsidiaries’ or any of the Underlying Projects’ systems of internal control), Contracts, Tax Sharing Agreements and records of the Company, the Subsidiaries and the Underlying Projects and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company, the Subsidiaries and the Underlying Projects as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s, the Subsidiaries’ or the Underlying Projects’ respective operations. CVPS shall authorize and direct and, to the extent within CVPS’s, the Company’s or any of its Subsidiary’s direct or indirect power and authority, shall cause the Underlying Projects to authorize and direct, the appropriate directors, managers and employees of the Company and each such Subsidiary and each such Underlying Project to discuss matters involving the operations and business of the Company, such Subsidiary or such Underlying Project, as the case may be, with representatives of Purchaser and its accountants, counsel, financial advisors and other representatives. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Evaluation Material” for purposes of the letter agreement regarding confidentiality among CVPS, the Company and Diamond Castle Holdings LLC, dated as of June 16, 2005 and amended on August 2, 2005 (the “Confidentiality Agreement”); provided that Purchaser, CVPS and the Company may disclose such information, subject to the restrictions set forth in Section 5.7 herein, as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby. Notwithstanding the foregoing, CVPS, the Company, their respective Subsidiaries and the Underlying Projects shall not be required to disclose any information if such disclosure would contravene any applicable Law or agreement by which any of CVPS, the Company, their respective Subsidiaries or the Underlying Projects is bound. No information provided to or obtained by Purchaser pursuant to this Section 5.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser’s right to seek indemnification pursuant to Article VII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

5.2 Conduct of the Business Pending the Trigger Date.

(a) Except as otherwise expressly provided in this Agreement, the Disclosure Schedules attached hereto or with the prior written consent of Purchaser, between the date hereof and the earlier to occur of (i) the Trigger Date and (ii) December 31, 2005, the Company shall, the Company shall cause its Subsidiaries to, and the Company shall (either directly or indirectly through its Subsidiaries) use reasonable commercial efforts, to the extent within its ability, to cause the Underlying Projects to (and to the extent not within its ability to so cause, neither the Company nor any of its Subsidiaries shall approve or otherwise authorize the taking of any action that would cause or result in an Underlying Project not to):

(i) conduct their respective businesses only in the Ordinary Course of Business, including, without limitation, by making Tax or Tax sharing payments only in a manner consistent with past practice;

(ii) except as otherwise expressly provided for in the Budget and Business Plan (in each case, only with respect to matters provided for therein that do not directly involve CVPS or CRC), use their commercially reasonable efforts to (A) preserve their respective present business operations, organization and goodwill and (B) preserve their respective present relationships with Persons having business dealings with them;

(iii) maintain (A) all of their respective assets and properties (owned, or used by them) in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of their respective properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain their respective books, accounts and records in the Ordinary Course of Business and (B) comply with all of their respective contractual and other obligations;

(v) only with respect to the Underlying Projects, comply with the capital expenditure plan of each Underlying Project for 2005 in all material respects, including making such capital expenditures in the amounts set forth in such plan; and

(vi) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing Section 5.2(a), except as otherwise expressly provided in this Agreement, the Disclosure Schedules attached hereto, or with the prior written consent of Purchaser, between the date hereof and the earlier to occur of (i) the Trigger Date and (ii) December 31, 2005, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall use reasonable commercial efforts, to the extent within its ability, to cause (and to the extent not within its ability, neither the Company nor any of its Subsidiaries shall approve or otherwise authorize the taking of any action that would cause) the Underlying Projects not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of its Subsidiaries, or repurchase, redeem or otherwise acquire any outstanding  shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or any Project Company;

(ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company, any of its Subsidiaries or such Project Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company, any of its Subsidiaries or such Project Companies;

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, any of its Subsidiaries or such Project Companies, or amend the terms of any outstanding securities of the Company, any of its Subsidiaries or such Project Companies;

(iv) amend the certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or equivalent organizational or governing documents of the Company, any of its Subsidiaries or any Project Company;

(v) (A) increase the salary or other compensation of any director, officer or employee of the Company or any of its Subsidiaries, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement, or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any of its Subsidiaries (or amend any such agreement to which the Company or any of its Subsidiaries is a party), in each case, except as required by applicable Law or pursuant to previously existing Contracts (other than by virtue of the existing terms thereof or pursuant to this Agreement);

(vi) except as otherwise set forth in the Budget and Business Plan, (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness of the Company, any of its Subsidiaries or any Project Company individually greater than $250,000 or in the aggregate greater than $500,000; (B) except in the Ordinary Course of Business, (x) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness, (y) discharge or satisfy any Lien or (z) pay any Liability, in each case, of the Company, any of its Subsidiaries or any Project Company individually or in the aggregate greater than $500,000; or (C) modify the terms of any Indebtedness or other Liability individually greater than $250,000 or in the aggregate greater than $500,000;

(vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company, any of its Subsidiaries or any Project Company, in each case greater than $250,000;

(viii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets (including, without limitation, any Investment in an Underlying Project) of, or used by, the Company, any of its Subsidiaries or any Project Company, in each case greater than $250,000;

(ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person, in each case involving more than $500,000 in transaction value;

(x) waive or release any material right of the Company, any of its Subsidiaries or any Project Company;

(xi) enter into any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(xii) enter into, amend, modify or renew any Material Contract;

(xiii) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract or Tax Sharing Agreement with any Related Person;

(xiv) except to the extent required by Law or under GAAP, make a material change in its accounting or Tax reporting principles, methods or policies;

(xv) except to the extent required by Law, (A) other than in the Ordinary Course of Business, make, change or revoke any material Tax election or settle or compromise any material claim relating to Taxes (collectively a “Tax Change”) if such Tax Change could result in the increase in Taxes of the Company and/or its Subsidiaries for taxable periods (or portions thereof) beginning after the Trigger Date; provided, that CVPS or the Company shall notify the Purchaser of any proposed Tax Change no later than 10 Business Days prior to the implementation of such Tax Change, (B) prepare or file any actual or pro forma income or other material Tax Return (or any amendment thereof) that includes as filing parties solely the Company and/or any of its Subsidiaries unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Purchaser a copy thereof (together with supporting papers) at least three Business Days prior to the due date) or (C) report any item relating solely to the Company or any of its Subsidiaries for a taxable period that commences after December 31, 2004 in a manner that is not consistent with past practice;

(xvi) enter into any Contract, understanding or commitment that requires the Company or any of its Subsidiaries or any Project Company to make an Investment or that restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries or any Project Company or the Underlying Project to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xvii) terminate, amend, restate, supplement or waive in any material respect any rights under any (A) Material Contract, Company Real Property Lease, Company Personal Property Lease or license with respect to Company Intellectual Property to which it is a party, other than in the Ordinary Course of Business or (B) Permit;

(xviii) institute, settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could reasonably be expected to be greater than $250,000 individually or $500,000 in the aggregate; or

(xix) except as otherwise expressly provided for in the Budget and Business Plan (in each case, only with respect to matters provided for therein that do not directly involve CVPS or CRC), make or commit to make any expenditure (whether capital expenditures, deposits, prepayment of expenses or otherwise) in excess of $250,000 individually or $500,000 in the aggregate; provided that, in the case of capital expenditures expressly provided for in the Budget and Business Plan, such exception shall apply only to the extent such capital expenditure is funded entirely from the operating cash flow of the Company and its Subsidiaries.

(c) Without limiting the generality of the foregoing provisions of this Section 5.2, between the date hereof and the Initial Closing Date, the Company shall not directly or indirectly fire or otherwise terminate the employment of any of the CEC Employees (including, without limitation, constructively terminate by reduction of title, salary or authority), and CVPS hereby covenants and agrees that it shall not, directly or indirectly, (i) engage or hire (or solicit for the engagement or hiring of) any of the CEC Employees or (ii) fire or otherwise terminate any of James Moore, Joseph Cofelice, Robert Charlebois and Bruce Peacock (collectively, the “Transfer Employees”).

5.3 Third Party Consents. CVPS and the Company shall use, and CVPS and the Company shall cause their respective Subsidiaries to use and, to the extent within CVPS’, the Company’s or any of their respective Subsidiary’s ability to do so using commercially reasonable means, shall cause the Underlying Projects to use, their respective commercially reasonable efforts to (i) obtain, at the earliest practicable date, all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the transactions contemplated by this Agreement specified in Schedule 5.3 (the “Required Consents”) and (ii) obtain, as promptly as practicable once CVPS has indicated its intention to exercise the Put Option, all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the Put Option. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

5.4 Regulatory Filings. The Company shall, no later than forty-five (45) days after the Initial Closing Date and the Trigger Date, as applicable, make all regulatory filings specified on Schedule 3.3(c).

5.5 Further Assurances. Subject to, and not in limitation of, Section 5.4, each of the Company, CVPS and Purchaser shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of Purchaser, CVPS or the Company, that would materially delay or prevent fulfillment of the conditions to the obligations of any party hereto to consummate the Initial Closing or the other transactions contemplated by this Agreement, Purchaser, CVPS and the Company will use their respective commercially reasonable and good faith efforts to cure or minimize the same as expeditiously as possible. To the extent reasonably requested by Purchaser, CVPS shall use its commercially reasonable efforts to assist the Company and Purchaser in obtaining and implementing new benefit plans and insurance policies for the Company that would be effective as of the Trigger Date.

5.6 Exclusivity.

(a) Prior to the Trigger Date, subject to Section 5.6(c), except as set forth on Schedule 5.6, each of CVPS and the Company shall not, and shall not permit their respective Subsidiaries or any of their Affiliates, directors, officers, employees, representatives or agents of CVPS, the Company or any of their respective Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase, sale or disposition of any material amount of the assets of the Company or any of its Subsidiaries or any of their Investments in the Underlying Projects or any capital stock or other ownership interests (including any issuance or sale of securities in or with respect to the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries or any of their Investments in the Underlying Projects other than the transactions contemplated by this Agreement (each such prohibited transaction, an “Alternative Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Alternative Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company, its Subsidiaries or any of the Underlying Projects in connection with an Alternative Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 5.6 or elsewhere in this Agreement shall limit or restrict in any manner CVPS’s ability to consider, negotiate, enter into or consummate any transaction involving its capital stock or assets (other than a transaction primarily involving the Company) and that any such transaction by CVPS shall not constitute an Alternative Transaction.

(b) CVPS and the Company shall (and each of CVPS and the Company shall cause its Representatives to, and CVPS shall cause its Subsidiaries (including the Company) and their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Alternative Transaction. CVPS and the Company agree not to (and CVPS agrees to cause its Subsidiaries (including the Company) not to) release any third party from the confidentiality and standstill provisions of any agreement to which CVPS, the Company or any of their respective Subsidiaries is a party that relates to an Alternative Transaction.

(c) Section 5.6 shall expire if the Commitment Date has not occurred prior to November 15, 2005.

5.7 Publicity. None of the Purchaser, CVPS or the Company shall issue any press release or public announcement concerning this Agreement, the Purchaser Documents, the Company Documents or the CVPS Documents (or the terms hereof or thereof) or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other party hereto (which approval will not be unreasonably withheld or delayed), except as such disclosure may be required by applicable Law or any rules or regulations of, or listing agreement with, any securities exchange on which Purchaser, CVPS, the Company or any of their respective Affiliates list securities; provided, however, that such party shall have notified and consulted with the other party reasonably prior to making any such required disclosure; provided, further, that, notwithstanding the foregoing, solely with respect to the Purchaser Documents, any party hereto may make such disclosure on a confidential basis to limited partners or prospective limited partners or investors of such party in connection with fundraising and reporting requirements; and provided, further, that neither CVPS nor the Company shall make any disclosure, including any disclosure that may be required by applicable Law, identifying or describing Purchaser, any of its Affiliates, or any of their respective members, partners, managers, directors, officers, employees, stockholders, agents, attorneys or other representatives, without obtaining the prior written approval of Purchaser with respect to such identifying or descriptive disclosure. For the avoidance of doubt, the Purchaser agrees that CVPS may disclose this Agreement, the CVPS Documents and the Company Documents as well as general descriptions thereof and the transactions contemplated hereby and thereby and the parties thereto for purposes of complying with CVPS’s disclosure obligations under the Exchange Act provided that prior to making such disclosure, CVPS shall notify and consult with Purchaser reasonably prior to making such required disclosure.

5.8 Related-Party Transactions with Non-Management Affiliates. On or prior to the Trigger Date, the Company and the Subsidiaries shall (a) terminate all Contracts with any of CVPS and its Subsidiaries or their respective Affiliates (other than (i) the Service Contract, dated June 7, 1996, which shall be amended and restated as of the Trigger Date, in a form reasonably satisfactory to the Purchaser and CVPS (the “Amended and Restated Service Contract”), (ii) those Contracts set forth on Schedule 5.8 and (iii) Contracts between the Company and its Subsidiaries, Contracts between the Company and its Subsidiaries and their respective officers and employees and Contracts, which are not specified on Schedule 5.8 but the continuation of which Purchaser has approved in writing) and (b) deliver releases executed by CVPS, such Subsidiaries and such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 5.8 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company or any of its Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

5.9 Monthly Management Reports. As soon as reasonably practicable, but in no event later (i) than 15 days after the end of each calendar month during the period from the date hereof to the Trigger Date, the Company shall provide Purchaser with unaudited monthly financial and operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company and its Subsidiaries for such preceding month, and (ii) than five (5) Business Days after receipt thereof by the Company or any of its Subsidiaries, the Company shall provide Purchaser with any financial, operating and management reports or other financial or operating information provided to the Company or any of its Subsidiaries in respect of any of the Underlying Projects.

5.10 Notification of Certain Matters. Each of CVPS and the Company shall give notice to Purchaser and Purchaser shall give notice to CVPS and the Company, as promptly as reasonably practicable, upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Initial Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of CVPS, the Company, any of their respective Subsidiaries or any of the Underlying Projects related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

5.11 [Intentionally omitted.].

5.12 Company Corporate Transfers. Prior to the Initial Closing, pursuant to an agreement in form and substance as set forth in Exhibit E attached hereto, (a) the Company and it Subsidiaries shall transfer or contribute, and CVPS shall cause the Company and its Subsidiaries to transfer or contribute, to CRC or any other Subsidiaries of CVPS (other than the Company and any of its Subsidiaries), all of the Company’s and its Subsidiaries’ rights, title, interest, claims, demands and other Liabilities to the Contracts set forth on Schedule 5.12(a) hereto, and (b) the Company and it Subsidiaries shall, and CVPS shall cause the Company and its Subsidiaries to, with respect to the Persons set forth on Schedule 5.12(b), either (i) liquidate, wind up and dissolve such Persons or (ii) contribute, transfer or assign to CRC or any other Subsidiaries of CVPS (other than the Company and any of its Subsidiaries) all of the respective ownership and other rights, title and interest in, such Persons.

5.13 Resignation of Directors. CVPS shall cause each of the directors of the Company and the Subsidiaries set forth on Schedule 5.13 to submit a letter of resignation effective on or before the Trigger Date.

5.14 Restated Certificate. On or prior to the date of the Trigger Date, the Company shall file (and CVPS shall cause the Company to file) the Restated Certificate and issue CVPS shares of Class A Common Stock as specified on Schedule 5.14.

5.15 Tax Sharing Agreements. On or prior to the Initial Closing Date, all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party shall be terminated such that except pursuant to the following proviso neither CVPS, the Company nor any Subsidiary of CVPS or the Company will have any obligation to make any payments after the Initial Closing under any such Tax Sharing Agreements; provided, however, that such termination shall not excuse the Company and its Subsidiaries from making all payments due to CVPS or any Affiliate of CVPS (that is not the Company or one of its Subsidiaries), or excuse CVPS or any Affiliate of CVPS (that is not the Company or one of its Subsidiaries) from making payments due to the Company and its Subsidiaries, in each case, under such Tax Sharing Agreements as determined as of the Trigger Date with respect to income Taxes (including all reasonable costs and expenses associated with preparing the Tax Returns on which such income Taxes will be reported) that will be reported on Tax Returns that have not been filed as of the Initial Closing that relate to any Tax periods (or portions thereof in the case of a period which begins before and ends after the Trigger Date) that ends on or before the Trigger Date. The payment and calculation of any payments due and owing with respect to the preceding sentence shall be made in a time and manner consistent with past practice and shall include a payment by CVPS to the Company in an amount equal to the cash Tax Benefit recognized by CVPS or any Affiliate of CVPS (that is not the Company or its Subsidiaries) with respect to any capital loss recognized on the sale of Catamount Development GmbH and Catamount Energy (Gibraltar) Limited, provided, that the amount of such Tax Benefit and the time for paying such Tax Benefit shall be determined using the method of calculation and the time required for payment of Tax Benefits set forth in Section 7.6; provided, further, that notwithstanding any provision to the contrary in this Agreement, the payment of any such Tax Benefit that is recognized as a result of the carryback of such capital loss to a tax period ending on or before December 31, 2004 shall not be due and payable until at least three Business Days after the date on which CVPS actually receives a refund (including for this purpose, receipt of a credit against a Tax liability) of such Taxes from the appropriate Taxing Authority. CVPS shall use commercially reasonable efforts to recognize such cash Tax Benefits as promptly as possible, including, without limitation, by means of filing a capital loss carryback refund claim.

5.16 Refunds.

(a) Notwithstanding any provision in this Agreement to the contrary, any refund of a liability for Taxes, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, attributable to (i) a liability for Tax for a period which ends on or before December 31, 2004 and (ii) with respect to tax periods that begin after December 31, 2004 that relate to Taxes actually paid by CVPS or any of its Subsidiaries (other than the Company or its Subsidiaries, treating all payments made by the Company or any of its Subsidiaries pursuant to a Tax Sharing Agreement for such tax period as Taxes paid by the Company and not by CVPS or any of its other Subsidiaries) shall belong to CVPS (“CVPS Tax Refunds”), and the Company shall promptly pay any such refund, and the interest actually received thereon, to CVPS upon receipt thereof by the Company; provided, however, that the Company shall be entitled to any refund of Taxes for tax periods ending on or before December 31, 2004 to the extent such refund of Taxes results from the carryback of a loss arising in a taxable period beginning after December 31, 2004 or arising in the portion of a Straddle Period beginning after December 31, 2004 (a “Company Carryback Refund”); provided further, however, that, except as provided in Section 5.15, the Company shall not (and shall make all available elections to not) carryback any such loss to offset income or gain reported on a Tax Return that included CVPS or any Affiliate thereof (other than the Company or any of its Subsidiaries). All other refunds of liabilities for Taxes related to the Company or its Subsidiaries (other than CVPS Tax Refunds) shall belong to the Company.

(b) Notwithstanding any provision in this Agreement to the contrary, the Company and Purchaser (to the extent provided in Section 7.11) shall indemnify and hold harmless CVPS and its Affiliates from and against all liabilities relating to Taxes resulting or arising from or relating or attributable to the request for a Company Carryback Refund.

(c) The Company and its Subsidiaries shall cooperate and take all reasonable steps necessary to allow CVPS to obtain the CVPS Refunds.

5.17 Tax Matters.

(a) Except to the extent provided in Section 5.17(b), all Tax Returns that: (i) relate to a taxable period that ends on or before the Trigger Date or (ii) relates to an Affiliated Group that includes CVPS or any Affiliate thereof, other than a group that is comprised solely of the Company and/or its Subsidiaries (a “CVPS Affiliated Tax Return”) (collectively (i) and (ii) “CVPS Tax Returns”) shall, in each case, be prepared and filed (or caused to be prepared and filed) by CVPS; provided, that any Tax Return which CVPS is required to prepare pursuant to clause (i) that is filed by the Company or an Affiliated Group consisting solely of the Company and/or its Subsidiaries for a tax period that ends after December 31, 2004 (a “Company Straddle Tax Return”) (A) shall be prepared, except to the extent required by law, in accordance with past practices and (B) will be subject to the review and approval of the Company utilizing the time periods and procedures described in Section 5.17(c); provided, further, that with respect to any Tax Return which CVPS is required to prepare pursuant to clause (ii) for a Tax period (or portion thereof) that ends after December 31, 2004 and that includes items relating to the Company or its Subsidiaries, CVPS shall provide to the Company either a schedule setting forth how such items will be reported on the CVPS Affiliated Tax Return or a pro forma copy of a Tax Return containing solely those items of the Company or its Subsidiaries solely for the Company’s review and any such CVPS Affiliated Tax Returns shall, except to the extent required by law, report such items relating solely to the Company and/or its Subsidiaries in a manner that is consistent with past practice.

(b) All Tax Returns that are filed by the Company or any of its Subsidiaries and that include solely the Company or any of its Subsidiaries for a Tax period that begins after December 31, 2004 shall be prepared or caused to be prepared by the Company (at the Company’s or its Subsidiary’s cost).

(c) For purposes of Section 5.17(a), CVPS shall provide to the Company copies of all Company Straddle Tax Returns at least 20 days prior to the date when any such Tax Return is required to be filed for the Company’s review and comments. In the event CVPS and the Company (or Purchaser) have a dispute with respect to any such Tax Return, which the parties cannot settle within 10 days prior to the filing of such Tax Return, the parties agree that such dispute(s) shall be submitted to a nationally recognized law or accounting firm with expertise in the disputed matter (the “Tax Referee”) for a final and binding determination and not take any positions inconsistent or contradictory to such determination. The parties agree that any fees or cost incurred with respect to the Tax Referee shall be borne equally between the parties. In the event the Tax Referee does not render a decision prior to the date on which a Company Straddle Tax Return is required to be filed, then such Tax Return shall be filed in a manner consistent with the Purchaser’s positions and such Tax Return shall be amended to the extent necessary to reflect the Tax Referee’s final determination. Subject to its rights pursuant to Article VII, the Company and its Subsidiaries shall pay all Taxes shown as due on the Tax Returns required to be filed pursuant to this paragraph (b) by the time and in the manner prescribed by applicable law.

(d) Notwithstanding any provision in this Agreement to the contrary, no later than June 30, 2006 (in the case of all information other than information coming from partnership K-1s) and July 31, 2006 (in the case of information coming from partnership K-1s), the Purchaser shall direct and the Company shall, in a manner consistent with prior practice, prepare and provide to CVPS a package of Tax information materials, including, without limitation, schedules and work papers of the Company, its Subsidiaries and, to the extent reasonably available, the Project Companies (the “Tax Package”) that may be required by CVPS to prepare and file CVPS Tax Returns and upon CVPS’ reasonable request, the Company shall provide to CVPS any additional information within its possession that may be requested by CVPS relating to the Company and its Subsidiaries and the Project Companies. The Tax Package shall be prepared in good faith and in a manner consistent with past practice.

(e) Subject to Section 5.17(d) and notwithstanding any other provision in this Agreement to the contrary, CVPS, Purchaser and the Company shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, with respect to all matters relating to Taxes including, in preparing and filing all Tax Returns (including amended returns and claims for refund), maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation shall include but not be limited to (i) providing all relevant information that is available to Purchaser, CVPS and/or the Company, as the case may be, with respect to such claim or proceeding, (ii) making personnel available at reasonable times, and (iii) preparation of responses to requests for information, provided that the foregoing shall be done in a manner so as to not interfere unreasonably with the conduct of business by Purchaser, CVPS or the Company, as the case may be. Neither CVPS, the Company nor Purchaser (or any Affiliates thereof) shall dispose of any Tax Returns, Tax schedules, Tax workpapers or any books or records unless it first offers in writing to the other Party the right to take possession of such materials at such other party’s sole expense and the other party fails to accept such offer within 15 days of the offer being made or if an offer is accepted fails to take possession within 30 days of the date on which the offer is made. Any information obtained under this Section 5.17(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or with respect to any Tax Claim.

(f) Notwithstanding any provision in this Agreement to the contrary, neither the Company nor its Subsidiaries shall without the prior written consent of CVPS amend any Tax Return that relates to taxable periods beginning on or prior to December 31, 2004; provided, however, that the Company and/or its Subsidiaries may amend any such Tax Return that does not include CVPS or any Affiliate of CVPS (other than the Company and its Subsidiaries); provided further, however, that, other than in the case of an amendment that is required by Law, the Company and Purchaser shall indemnify and hold harmless CVPS and its Affiliates against any liabilities relating to Taxes resulting or arising from or relating or attributable to the Company and/or its Subsidiaries amending any Tax Returns that relate to taxable periods (or portions thereof in the case of a Straddle Period) ending on or before December 31, 2004.

5.18 Employee Matters.

(a) Retiree Medical. CVPS shall take all necessary actions to effectuate the following: (i) the service of each CEC Employee specified on Schedule 5.18(a) with the Company following the Initial Closing Date shall be recognized for the purposes of eligibility for retiree medical benefits under the retiree medical program sponsored by CVPS, (ii) any such CEC Employee who terminates employment with the Company following the Initial Closing Date shall be deemed to have terminated employment with CVPS, and (iii) CVPS will provide such CEC Employees who terminate employment with the Company following the Initial Closing Date with retiree medical benefits coverage on the same terms as if such CEC Employee had terminated from employment with CVPS.

(b) Pension and Supplemental Retirement Plans. As of the Initial Closing Date, each CEC employee shall be terminated with respect to such employee’s participation in the CVPS Retirement Plan and Supplemental Executive Retirement Plan, as applicable. CVPS shall provide each such CEC Employee with a lump-sum payment in the amount specified on Schedule 5.18(b) in consideration of such termination.

5.19 Insurance. In the event that (i) any claims are made or losses occur prior to the Initial Closing Date, or (ii) losses occur subsequent to the Initial Closing Date, in each case that relate to the Company, any of its Subsidiaries or any of the Underlying Projects and that arise out of actions prior to the Initial Closing Date, and such claims are made (or may be made) against any of the policies set forth on Schedule 3.20, then the Company shall be entitled reasonable access to such insurance policies and shall be entitled to continue to pursue or otherwise file claims directly with the applicable insurance provider and recover proceeds under the terms of such policies. CVPS agrees to provide the Company, upon Company’s reasonable request, updated loss runs, including with respect to the time period commencing five years prior to the Initial Closing and ending on the five year anniversary of the Trigger Date.

5.20 Certain Dispositions. Prior to the Trigger Date, CVPS and the Company agree to reasonably promptly provide Purchaser with informational updates (including any draft documents), as reasonably requested by Purchaser, concerning negotiations or arrangements related to any potential dispositions of the Eckolstadt Windfarm Project and the Kavelstorf Windfarm. In the event of a consummation of any such proposed disposition, CVPS agrees to promptly provide the Purchaser with copies of all definitive documentation (including Tax documentation) with respect thereto. For all purposes under this Agreement, in the event that such dispositions are consummated, such dispositions shall be deemed “Transferred Projects.”

5.21 Purchaser Financial Capability. On the Commitment Date, Purchaser will provide CVPS with a copy of (a) a duly executed equity commitment letter, in form and substance reasonably satisfactory to CVPS, with respect to commitments of Diamond Castle to purchase membership interests and (b) such additional documents as CVPS may reasonably request.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Initial Closing Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated on the Initial Closing Date is subject to the fulfillment, on or prior to the Initial Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of CVPS and the Company shall be true and correct as of the date of this Agreement and as of the Initial Closing, as though made at and as of the Initial Closing (except to the extent such representations and warranties expressly speak as of an earlier date, in which case, such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “Material Adverse Effect” or materiality qualifiers set forth therein), individually or in the aggregate, does not cause, or would not reasonably be likely to cause, a Loss or Losses related to the Company, any of its Subsidiaries or the Underlying Projects, whether individually or in the aggregate, of greater than $4,000,000; provided, however, that the representations and warranties contained in (i) the first sentence of Section 3.1(a) (Organization), (ii) Section 3.2 (Authorization of Agreement), (iii) Section 3.4 (Capitalization) and (iv) Section 3.5 (Subsidiaries) shall each be true and correct in all respects;

(b) each of CVPS and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Initial Closing Date;

(c) there shall not have been or occurred any event, change, occurrence or circumstance on or prior to the Initial Closing that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against CVPS, the Company, any of the Subsidiaries, any of the Underlying Projects or Purchaser, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that Purchaser may not rely on this Section 6.1(d) if such Order was primarily due to Purchaser’s failure to perform any of its obligations under this Agreement;

(e) the Company shall have filed the Restated Certificate, and as of the Initial Closing Date (i) CVPS shall own all of the issued and outstanding Class A Common Stock (which shall, at such time, constitute all of the issued capital stock of the Company) of the Company and (ii) the Company’s certificate of incorporation shall be in the form of the Restated Certificate and the by-laws of the Company shall be in the form of the New By-Laws;

(f) (i) the waiting period under the HSR Act shall have expired and the Company, the Subsidiaries and the Underlying Projects shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) each of CVPS, the Company or their respective Subsidiaries shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 3.3(c) hereof in a form satisfactory to Purchaser;

(g) Purchaser shall have received the written resignations and release of claims to fees or expenses of each of the directors of the Company and the Subsidiaries identified on Schedule 5.13, in each case in form and substance reasonably satisfactory to Purchaser;

(h) (i) the Company shall have approved and authorized a stock option plan for the employees of the Company, substantially in the form as set forth on Exhibit F attached hereto, (ii) each of the persons listed on Schedule 6.1(h)(ii) shall have entered into a Severance Agreement, substantially in the forms attached hereto as Exhibit G-1, and a Letter Agreement terminating, as of the Trigger Date, any prior Change of Control Agreement, substantially in the form attached hereto as Exhibit G-2, (iii) each of the persons listed on Schedule 6.1(h)(iii) shall have entered into a Letter Agreement waiving certain rights pursuant to certain outstanding Change of Control Agreements, substantially in the forms attached hereto as Exhibit G-3, and (iv) CVPS and the Company shall have terminated the Amended and Restated Catamount Energy Corporation 2002 Project Incentive Compensation Plan, dated December 2, 2002 (the “LTIP”) other than with respect to any payments due or that become due with respect to the Sweetwater Wind 3 LLC Development Project, Sweetwater Wind 2 LLC Development Project or a change of control of the Company, pursuant to Section 5.2, Section 5.3 or Section 5.5, as the case may be, of the LTIP;

(i) on and as of the Initial Closing, James J. Moore, Jr. shall be employed as the Chief Executive Officer of the Company;

(j) the Company shall have paid, or given irrevocable instructions satisfactory to Purchaser to pay on the Initial Closing Date all transaction fees and expenses of Purchaser required to be paid by the Company as of such date pursuant to Section 9.1;

(k) each of CVPS and the Company shall have executed the Amended and Restated Service Contract;

(l) the Company shall have obtained the Required Consents in a form satisfactory to Purchaser and copies thereof shall have been delivered to Purchaser;

(m) each of CVPS, CRC and the Company shall have caused the Stockholders’ Agreement and the Registration Rights Agreement, substantially in the form as set forth on Exhibit H hereto (the “Registration Rights Agreement”), to be duly executed and delivered to Purchaser on its behalf; and

(n) Purchaser shall have received the items listed in Sections 2.6 and 2.7.

6.2 Initial Closing Conditions Precedent to Obligations of the Company and CVPS. The obligations of CVPS and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Initial Closing Date, of each of the following conditions precedent (any or all of which may be waived by CVPS and the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser shall be true and correct, as of the date of this Agreement and as of the Initial Closing, as though made at and as of the Initial Closing (except to the extent such representations and warranties expressly speak as of an earlier date, in which case, such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “Material Adverse Effect” or materiality qualifiers set forth therein), individually or in the aggregate, does not have, and would not reasonably be likely to have, a material adverse effect on the ability of the Purchaser to perform any of its obligations under this Agreement and any Purchaser Agreement;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Initial Closing Date;

(c) no Legal Proceedings shall have been instituted or threatened or claim or demand made against CVPS, the Company, any of the Subsidiaries, any of the Underlying Projects or Purchaser, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that CVPS and the Company may not rely on this Section 6.2(c) if such Order was primarily due to the failure of CVPS and the Company to perform any of their obligations under this Agreement;

(d) (i) the waiting period under the HSR Act shall have expired or early termination shall have been granted and Purchaser shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Purchaser shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 4.3(b) hereof in a form satisfactory to CVPS and the Company;

(e) (i) the Company shall have approved and authorized a stock option plan for the employees of the Company, substantially in the form as set forth on Exhibit F attached hereto, (ii) each of the persons listed on Schedule 6.1(h)(ii) shall have entered into a Severance Agreement, substantially in the forms attached hereto as Exhibit G-1, and a Letter Agreement terminating, as of the Trigger Date, any prior Change of Control Agreement, substantially in the form attached hereto as Exhibit G-2, and (iii) each of the persons listed on Schedule 6.1(h)(iii) shall have entered into a Letter Agreement waiving certain rights pursuant to certain outstanding Change of Control Agreements, substantially in the forms attached hereto as Exhibit G-3; and

(f) Purchaser shall have caused the Stockholders’ Agreement and the Registration Rights Agreement to be duly executed and delivered to CVPS and the Company on its behalf.

6.3 Conditions Precedent to Obligations of Purchaser After the Initial Closing. With respect to each Subsequent Closing, the obligation of Purchaser to consummate the transactions contemplated by this Agreement at such Subsequent Closing is subject only to the fulfillment, on or prior to the applicable Subsequent Closing Date for such transaction, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) with respect to each Subsequent Closing other than the Final Closing, the Company shall have notified Purchaser of a sale and purchase of a portion of Shares (including, without limitation, the applicable amount of Class A Common Stock to be sold at such Closing and the purchase price therefor) pursuant to the Purchase Commitment at least 15 Business Days prior to the applicable Subsequent Closing Date;

(b) with respect to each Subsequent Closing other than the Final Closing, the Company shall have specifically identified to Purchaser (which notification may be included in the notice provided to Purchaser under this Section 6.3(b)) a use of proceeds thereof promptly after such applicable Subsequent Closing for near-term expenditures of the Company (including Investments in new projects or Investments in Underlying Projects);

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that Purchaser may not rely on this Section 6.3(c) if such Order was primarily due to Purchaser’s failure to perform any of its obligations under this Agreement; and

(d) Purchaser shall have received the items listed in Section 2.7.

6.4 No Conditions Precedent to the Purchase of the Remaining Shares. In the event that this Agreement has not been terminated earlier pursuant to the terms hereof, the obligation of Purchaser to consummate the Final Purchase on the Final Closing Date shall be unconditional. Concurrently with the completion of the Final Purchase, (i) share certificates for the Remaining Shares of Class A Common Stock shall be delivered to the Purchaser upon payment in full by the Purchaser of the applicable purchase price determined pursuant to this Agreement and (ii) the one share of the Class B Common Stock held by the Purchaser shall automatically convert into one share of the Class A Common Stock.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Company Document, CVPS Document or Purchaser Document shall survive the Initial Closing through and including June 30, 2007; provided, however, that the representations and warranties (a) of CVPS and the Company in the first sentence of Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Capitalization), all sentences except the third sentence of Section 3.5(a) (Subsidiaries) and the third sentence of Section 3.5(b) (Subsidiaries) shall survive the Initial Closing indefinitely, (b) of CVPS and the Company in Section 3.15 (Employee Benefit Plans) and Section 3.19 (Environmental) (but only as it relates to the Rumford and Ryegate Underlying Projects, it being agreed that Section 3.19 as it relates to any other matter shall survive only as specified in clauses (i) and (ii) hereof without giving effect to this proviso) shall survive the Initial Closing until 60 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, (c) of Purchaser in Section 4.1 (Organization) and Section 4.2 (Authorization) shall survive the Initial Closing indefinitely (in each case, the “Survival Period”), and (d) of CVPS and the Company in Sections 3.9(a)(iv) and (v) and Section 3.10 (Taxes) shall not survive the Initial Closing Date; provided, however, that any obligations under Section 7.2(a)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 7.3(a) before the termination of the applicable Survival Period.

7.2 Indemnification.

(a) Subject to Section 7.1, from and after the Trigger Date, CVPS hereby agrees to defend, indemnify and hold the Company (solely in the case of Losses under clause (iii), (iv), (v) or (vi) below), Purchaser, its Affiliates (other than the Company, its Subsidiaries and the Project Companies) and their respective members, partners, managers, directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of any and all Losses actually incurred by such Purchaser Indemnified Parties, including, in the case of clause (i) or (ii) below, any diminution of value of the Company Equity Securities held by such Purchaser Indemnified Parties, attributable to Losses from any of the following:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by CVPS or the Company in this Agreement or in any CVPS Document or Company Document to be true and correct in all respects at and as of the date hereof and at and as of the Initial Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of CVPS or the Company under this Agreement or any CVPS Document or Company Document;

(iii) arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for CVPS, the Company or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement;

(iv) except to the extent otherwise provided for in Sections 5.15, 5.16(b) and 5.17(f), arising from or related to (A) a breach of the covenants made by CVPS in Sections 5.15, 5.16, 5.17 and Section 7.5, but only to the extent the covenants in Section 7.5 relate to tax matters, and (B) any Taxes owed by the Company, any of its Subsidiaries or any of the Underlying Projects with respect to all taxable periods ending on or prior to December 31, 2004;

(v) arising from or related to any Employee Related Retained Liabilities; and

(vi) arising from or related to the Transferred Projects or based upon, attributable to or resulting from any agreement related to the Transferred Projects.

provided, that if the Purchaser Indemnified Parties assert an indemnity claim with respect to a Loss under any subsection of this Section 7.2 and are paid in full with respect to such indemnity claim, then the Purchaser Indemnified Parties shall not be entitled to assert an additional indemnity claim with respect to the same Loss under any other subsection of this Section 7.2; provided, further, that with respect to clauses (i) and (ii), CVPS shall not be obligated to indemnify any Purchaser Indemnified Party for any Loss arising out of any breach of representation or covenant hereunder as a result of any action or omission at the direction of the Purchaser pursuant to this Agreement and, provided further, that with respect to clause (i) Losses resulting from unforeseen financial impact on the Company, CVPS shall have the option of paying the amount of such unforeseen financial impact (solely if such amount is agreed upon by Purchaser and CVPS) to the Company, in satisfaction of any claim for indemnification hereunder relating to such impact.

(b) Subject to Section 7.1, from and after the Trigger Date, the Purchaser (in the case of any Losses under clause (i), (ii) or (iv) below) or in the case of Losses under clause (iii) below, the Company and its Subsidiaries (and the Purchaser but only as of the time set forth in Section 7.11), as the case may be, hereby agrees to defend, indemnify and hold CVPS, the Company, their respective members, partners, managers, directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “CVPS Indemnified Parties”; together with the Purchaser Indemnified Parties, the “Indemnified Parties”) harmless from and against, and pay to the applicable CVPS Indemnified Parties the amount of, any and all Losses actually incurred by such CVPS Indemnified Parties:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Purchaser in this Agreement, any CVPS Document, Company Document or Purchaser Document to be true and correct in all respects at and as of the date hereof and at and as of the Initial Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any CVPS Document or Company Document;

(iii) based upon (A) a breach of the covenants made by the Company and its Subsidiaries in Sections 5.15 through 5.17 and Section 7.5 but only to the extent the covenants in Section 7.5 relate to tax matters, (B) Taxes imposed on or with respect to the Company, its Subsidiaries or the Underlying Projects for taxable periods beginning after December 31, 2004 (but with respect to clause (B) not including any such Taxes to the extent such Taxes are actually attributable to CVPS or its Subsidiaries (but not including the Company and its Subsidiaries) and the Company and/or its Subsidiaries are held liable for such Tax under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law), and (C) any amounts subject to indemnification under Section 5.16(b); and

(iv) arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements (other than the Material Adverse Effect qualification in the first sentence of Section 3.9) shall be disregarded.

(d) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Company Document, CVPS Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Initial Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(e) For purposes of Section 7.2(a)(iv) and 7.2-(b-)(iii), with respect to any taxable period that begins before December 31, 2004 and ends after December 31, 2004 (a “Straddle Period”), the amount of Tax (as calculated at the end of the applicable taxable period) that is allocable to the Company and its Subsidiaries for the period ending on or before December 31, 2004 shall be:

(i) in the case of Taxes imposed on a periodic basis or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period beginning prior to December 31, 2004 and ending on December 31, 2004 and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes; and

(ii) to the extent not subject to clause (i), in the case of Taxes imposed on or measured by income, gross receipts, wages, expenses or other similar periodic measures or imposed on sales, assignments or any other transfers of any property, deemed equal to the amount which would be payable if the taxable year ended on December 31, 2004 (based on an interim closing of the books as of the close of such date).

7.3 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts, at the expense of the Indemnifying Party (as defined below), to mitigate any claim or liability that an Indemnified Party asserts or is reasonably likely to assert under this Article VII.

7.4 Deductible; Maximum Liability. Neither CVPS nor the Purchaser (in such capacity, each an “Indemnifying Party”) shall be obligated to indemnify and hold harmless Purchaser Indemnified Parties under Section 7.2(a)(i) or the CVPS Indemnified Parties under Section 7.2(b)(i), as the case may be, unless and until the aggregate amount of all Losses by the Purchaser Indemnified Parties under such Section 7.2(a)(i) or the CVPS Indemnified Parties under Section 7.2(b)(i), as the case may be, exceeds $1,500,000 for all Losses (the “Deductible”), at which point CVPS, the Company or the Purchaser, as the case may be, shall be liable to their respective Indemnified Parties for the value of such Indemnified Parties’ claims under Section 7.2(a)(i) or Section 7.2(a)(ii) or Section 7.2(b)(i) or Section 7.2(b)(ii), as the case may be, that is in excess of the Deductible, subject to the limitations set forth in this Article VII; provided, that, the Deductible limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in the first sentence of Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Capitalization), all sentences except the third sentence of Section 3.5(a) (Subsidiaries), the third sentence of Section 3.5(b) (Subsidiaries), Section 3.22 (Related Party Transactions), Section 3.23 (Financial Advisors), Section 4.1 (Organization), Section 4.2 (Authorization), and Section 4.6 (Financial Advisors). The maximum aggregate liability of CVPS under Section 7.2(a)(i) or Section 7.2(a)(ii) and the Purchaser under Section 7.2(b)(i) or Section 7.2(b)(ii), as the case may be, to their respective Indemnified Parties shall be $15,000,000 (the “Cap”); provided, that, the Cap shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in the first sentence of Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Capitalization), the second and fourth sentence of Section 3.5(a) (Subsidiaries), Section 3.22 (Related Party Transactions), Section 3.23 (Financial Advisors), Section 4.1 (Organization), Section 4.2 (Authorization), and Section 4.6 (Financial Advisors).

7.5 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the applicable Indemnifying Party; provided, however, that failure to so notify such Indemnifying Party shall not preclude any Indemnified Party from any indemnification which it may claim in accordance with this Article VII.

(b) In the event that any Legal Proceedings or Tax Claim shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.2 hereof (a “Third Party Claim”), the Indemnified Party shall promptly, in any event within 15 days after such Indemnified Party has actual knowledge of the facts constituting the basis for indemnification, cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 7.5, Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder; provided, however, that notwithstanding any other provision to the contrary, the conduct of any Third Party Claim for Taxes of an Affiliated Group or other consolidated, combined, unitary or aggregate group of which CVPS or any Subsidiary thereof is a member (a “CVPS Tax Claim”) shall in all cases be controlled by CVPS; provided, however, that with respect to a CVPS Tax Claim, CVPS shall not settle any Tax Claims relating solely to Catamount or its Subsidiaries for a taxable period commencing after December 31, 2004 without first obtaining the consent of Catamount, which consent shall not be unreasonably withheld. Except with respect to a CVPS Tax Claim, if the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within 15 days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim (other than a CVPS Tax Claim) which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 7.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim (other than a CVPS Tax Claim) or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim. Notwithstanding anything in this Section 7.5(b) to the contrary, with respect to any Tax Claim the Indemnifying Party shall keep the Indemnified Party reasonably informed and consult in good faith with the Indemnified Party and its tax advisors with respect to any issue relating to any Tax Claim controlled by the Indemnified Party that could adversely affect the Indemnified Party, including, but not limited to providing the Indemnified Party with copies of all material correspondence, notices and other written materials received from any Taxing Authorities, advising the Indemnified Party of any significant developments in such Tax Claim to the extent such development could adversely affect the Indemnified Party and providing the Indemnified Party with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and giving good faith consideration to any comments or suggested revisions that the Company or its tax advisors may have with respect thereto; provided, however, that the Indemnifying Party will have sole discretion with respect to the control of the conduct of any such Tax Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice.

7.6 Insurance and Tax Benefits. (a) Notwithstanding anything contained in this Agreement to the contrary, Losses shall be determined net of any insurance or other prior or subsequent recoveries actually received (net of any deductible amounts) by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification; provided, however, that any increase in premium of the insurance policy directly attributable to the claim made with respect thereto and arising within three years of such claim being made shall itself be considered a “Loss” for all purposes of this Article VII.

(b) Any indemnity payments made pursuant to this Agreement by CVPS to Purchaser or by the Company, its Subsidiaries or Purchaser to CVPS shall be made net of any Tax Benefit available to the recipient of such payment that results from the loss giving rise to such indemnity payments. For purposes of determining the amount of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest U.S. federal income tax corporate marginal rate in effect in the year such indemnifiable loss is incurred and if a Tax Benefit resulting from an indemnifiable loss is available in multiple Tax years, the amount of such Tax Benefit shall be determined in good faith (taking into account the reasonably anticipated tax positions of the Indemnified Party realizing the Tax Benefit during the relevant tax periods) equal to the net present value of all such available Tax Benefits for all tax years calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such indemnifiable loss is incurred. If the parties cannot agree as to the amount of a Tax Benefit within 20 days after the date upon which the associated indemnity payment is due pursuant to this Agreement, then such dispute shall be submitted to the Tax Referee for settlement based upon the facts and circumstances that exist as of the time of the dispute. With respect to any such dispute the decision of the Tax Referee shall be binding and final and CVPS and the Purchaser shall each bear one-half of the cost of the Tax Referee. If a Taxing Authority treats an indemnity payment different from the treatment described in Section 7.8 and any indemnification payment hereunder is determined to be taxable to the Indemnified Party by any Taxing Authority, the indemnity payment payable by the Indemnifying Party shall be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 7.6(b)), the Indemnified Party retains the amount it would have retained if the indemnity payment was not taxable.

7.7 No Right of Contribution or Recourse. CVPS shall have no right of contribution or other recourse against the Company, its Subsidiaries or any of the Underlying Projects or their respective partners, members, managers, directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that, except as specifically contemplated, the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.

7.8 Tax Treatment of Indemnity Payments. CVPS, the Company and Purchaser agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price or a contribution to capital for all Tax purposes.

7.9 Exclusive Remedies. The parties expressly acknowledge that the provisions of this Article VII shall be the sole and exclusive remedy for Losses caused as a result of breaches of the representations, warranties and agreements contained in this Agreement, except that (i) the parties shall not be limited to the remedies provided in this Article VII with respect to any agreements and covenants to be performed after the Initial Closing Date, (ii) the remedies of injunction and specific performance shall remain available to the parties hereto with respect to breaches of covenants or agreements contained in this Agreement and (iii) the parties shall not be limited to the remedies provided in this Article VII with respect to any claims relating to fraud or intentional misrepresentation by a party or any of its Affiliates or their respective officers, employees or agents in connection with the transactions contemplated by this Agreement.

7.10 No Offset Against the Purchase Price. No portion of the purchase price for any Shares purchased or to be purchased pursuant to this Agreement or the Put Option shall be offset or reduced by the Losses indemnifiable by CVPS pursuant to Section 7.2(a) hereof.

7.11 Tax Indemnity.

(a) Notwithstanding any provision in this Agreement to the contrary, the indemnities provided to CVPS in Sections 5.15, 5.16(b), 5.17(f) and Section 7.2(b)(iii) shall run from the Company and its Subsidiaries to CVPS until such time when the transaction contemplated by the Put Option is consummated and, as of the date the transaction contemplated by the Put Option is consummated, such indemnities shall run from both the Company and its Subsidiaries and Purchaser to CVPS.

(b) Notwithstanding any provision in this Agreement to the contrary, the parties expressly acknowledge that the provisions of Sections 7.2(a)(iv) and 7.2(b)(iii) shall be the sole and exclusive remedy for Losses relating to or resulting from Taxes imposed on the basis of income or gain, franchise, withholding, sales, use, value added, property or ad valorem Taxes except for any such Losses resulting from a Third Party Claim (other than a claim brought by a Governmental Body responsible for the collection of such Taxes).

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a) prior to the Initial Closing:

(i) by mutual written consent of CVPS, the Company and Purchaser;

(ii) at the election of either the Company or Purchaser if the Initial Closing has not occurred on or prior to December 31, 2005;

(iii) (by written notice from Purchaser to CVPS and the Company that there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or would reasonably be expected to have a Material Adverse Effect and that could not reasonably be expected to be cured prior to December 31, 2005;

(iv) (at the election of Purchaser if CVPS or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement that are required of CVPS and the Company on or prior to the Initial Closing, or if any representation or warranty of CVPS or the Company shall have become untrue, in either case such that the conditions set forth in Sections 6.1(a) or 6.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by CVPS or the Company, as applicable, of notice of such breach from the Purchaser; or

(v) at the election of the Company if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement that are required of Purchaser on or prior to the Initial Closing, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt by Purchaser of notice of such breach from CVPS or the Company; or

(b) prior to any Closing (including, without limitation, the Initial Closing); provided, however, that any such termination shall not affect the binding force and effect of the transactions that shall have been consummated at any Closing occurring on or prior to such date of termination:

(i) at the election of any of CVPS, the Company or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (including, without limitation, the consummation of any further purchase pursuant to the Purchase Commitment if such Order shall arise after the date of any prior Closing hereunder); it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) at the election of CVPS if the Trigger Date has not occurred prior to December 31, 2005; or

(iii) at the election of Purchaser if the Put Option shall have been exercised and the transactions contemplated thereby shall have been consummated.

8.2 Procedure Upon Termination. (a) (i) In the event of termination and abandonment by Purchaser, CVPS or the Company, or all of them, pursuant to Section 8.1 written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, and the purchase of the Shares hereunder (or, in the event a Closing or Closings hereunder shall have been already consummated, any further purchase of shares of Class A Common Stock pursuant to the Purchase Commitment) shall be abandoned, without further action by Purchaser, CVPS or the Company and (ii) if such termination occurs after the Initial Closing Date (or the Trigger Date in the event that the Share of Class B Stock is not delivered until that date as provided in Section 2.7), the one share of the Class B Common Stock held by the Purchaser shall be automatically converted into one share of the Class A Common Stock.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(b)(ii), CVPS shall have the option to repurchase, upon 15 days prior notice to Purchaser, all Shares previously sold to Purchaser. The per share price for any such repurchase shall be either (i) the price paid by Purchaser for such Shares or (ii) if CVPS is reacquiring the Shares contemporaneously with consummation of an Alternative Transaction, the per share price that CVPS or the Company is receiving for the Shares in the Alternative Transaction.

8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, CVPS or the Company; provided, however, if this Agreement is terminated by Purchaser pursuant to Section 8.1(a)(iv) because of an intentional breach by CVPS, CVPS and the Company, jointly and severally agree, in addition to any other liabilities accruing hereunder, to be liable for and shall pay within five Business Days after such termination the cost of all filing or other fees paid by Purchaser to any Governmental Body in respect of the transactions contemplated by this Agreement and reimburse Purchaser for all out-of-pocket expenses, including accounting and legal fees and disbursements; provided, however, if this Agreement is terminated by CVPS and the Company pursuant to Section 8.1(b)(ii) or Section 8.1(a)(v) because of an intentional breach by the Purchaser, the Purchaser agrees, in addition to any other liabilities accruing hereunder, to be liable for and shall pay within five Business Days after such termination the cost of all filing or other fees paid by CVPS or the Company to any Governmental Body in respect of the transactions contemplated by this Agreement and reimburse CVPS and the Company for all out-of-pocket expenses, including accounting and legal fees and disbursements; provided, further, solely in the event of a termination of this Agreement by Purchaser pursuant to Section 8.1(b)(iii), Sections 5.16, 5.17, 5.18 and 5.19 and the obligations of the parties set forth in Article VII shall survive any such termination and shall be enforceable hereunder; and provided, further, notwithstanding anything to the contrary herein, that the obligations of the parties set forth in this Section 8.3, Article IX, Section 5.1 (solely with respect to the confidentiality provisions) and Section 5.7 hereof shall survive any termination and shall be enforceable hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses.

(a) For purposes of this Section 9.1, “Transaction Expenses” shall mean, with respect to the Purchaser or CVPS, as the case may be, all reasonable and documented (i) out-of-pocket costs and expenses of such party, and (ii) fees and out-of-pocket expenses payable to third parties (other than Excluded Expenses) paid or payable by such party, in connection with the investigation, preparation, execution and delivery of this Agreement (and due diligence related thereto) and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby, including accounting and legal fees and disbursements; provided, that all Transaction Expenses incurred by the Company or its Subsidiaries (other than Excluded Expenses) related to the transactions contemplated by this Agreement shall be deemed to be Transaction Expenses of CVPS; “Excluded Expenses” shall mean any costs and expenses of the Company, any of its Subsidiaries or CVPS paid or payable to third parties in respect of, or in connection with, any Alternative Transaction subsequent to December 31, 2004. In addition, CVPS shall either pay, or reimburse the Company for any payments it makes with respect to, any amounts payable or paid to Company employees under Section 5.5 of the Company’s 2002 Incentive Plan. For purposes of this Section 9.1(a), it is agreed that Transaction Expenses shall not include either (i) fees and expenses of Elaine Rollins, (ii) fees and expenses of the Company’s independent auditors incurred in connection with the preparation of audited financial statements for the Company or (iii) fees and expenses incurred by a party pursuant to Sections 5.15, 5.16, 5.17 and 7.5, and such expenses shall be borne by the Company.

(b) (i) At least three Business Days prior to the Initial Closing Date, CVPS shall deliver to Purchaser a schedule setting forth a good faith estimate of its Transaction Expenses and the Company shall deliver to CVPS a schedule setting forth a good faith estimate of the Excluded Expenses, all in reasonable detail as to the Persons to whom such costs and expenses are owed or have been paid and the applicable amounts owed or paid to CVPS. Immediately upon the consummation of the Initial Closing, the Company shall pay all Transaction Expenses of CVPS (solely to the extent that such Transaction Expenses have been paid or are payable by CVPS and not by the Company or any of its Subsidiaries) up to a maximum amount of $750,000.

(ii) At least three Business Days prior to the Trigger Date, Purchaser shall deliver to CVPS and the Company a schedule setting forth a good faith estimate of its Transaction Expenses and the Company shall deliver to Purchaser a schedule setting forth a good faith estimate of the Excluded Expenses, all in reasonable detail as to the Persons to whom such costs and expenses are owed or have been paid and the applicable amounts owed or paid to Purchaser. Immediately prior to the issuance of the share of Class B Common Stock, the Company shall pay all Transaction Expenses of Purchaser up to a maximum amount of $1,500,000.

(iii) CVPS will indemnify and reimburse the Company, from time to time, upon demand, an amount equal to the sum of (A) all Excluded Expenses actually paid by the Company (other than amounts expressly agreed to be borne by the Company as specified in Section 9.1(a) above) or any of its Subsidiaries, whether the amounts of such Excluded Expenses are determined as of or subsequent to the Trigger Date and (B) subject to clause (i) hereof, all Transaction Expenses actually paid by the Company or any of its Subsidiaries, whether the amounts of such Transaction Expenses are determined as of or subsequent to the Trigger Date.

(c) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party on which such taxes are imposed. The party on which such taxes are imposed will file, to the extent required by applicable law, all necessary Tax Returns (as defined in the Subscription Agreement) and other documentation with respect to all such Transfer Taxes.

9.2 Specific Performance. Each party hereto acknowledges and agrees that a breach of this Agreement would cause irreparable damage to the other party and that the other party will not have an adequate remedy at law. Therefore, the obligations of either party under this Agreement and the Put Option, including but not limited to the Company’s obligation to sell the Shares to Purchaser and the Purchaser’s obligations to buy the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal courts located within the First and Second Circuits and any state court sitting in the City of New York, New York, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6.

(c) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, the Company Documents, the CVPS Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Catamount Energy Corporation

71 Allen Street, Suite 101

Rutland, VT 05701

Facsimile: (802) 772-6799

Attention: James Moore

With, if prior to the Initial Closing, a copy to:

Central Vermont Public Service Corp.

77 Grove Street

Rutland, VT 05701

Facsimile: (802) 770-3236

Attention: Dale Rocheleau

and with, if after the Initial Closing, a copy to:

Diamond Castle Holdings, LLC
280 Park Avenue New York, NY 10017
Facsimile: (212) 983-1234
Attention:	Ari J. Benacerraf
Daniel H. Clare

If to CVPS, to:

Central Vermont Public Service Corp.

77 Grove Street

Rutland, VT 05701

Facsimile: (802) 770-3236

Attention: Dale Rocheleau

With a copy to:

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street

New York, NY 10019-5389

Facsimile: (212) 649-9425

Attention: William S. Lamb

If to Purchaser, to:

CEC Wind Acquisition, LLC
c/o Diamond Castle Holdings, LLC
280 Park Avenue New York, NY 10017 Facsimile: (212) 983-1234 Attention:	Ari J. Benacerraf
Daniel H. Clare

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attention: David M. Blittner

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8 Representations and Warranties, Etc. The Purchaser hereby acknowledges and agrees that neither CVPS nor the Company is making any representation or warranty whatsoever, express or implied, including, without limitation, in respect of the Company, each of its Subsidiaries and each Project Company or their respective assets, liabilities and businesses, except for those representations and warranties of CVPS and the Company explicitly set forth in this Agreement or in the Disclosure Schedule or supplement thereto or in any certificate or other document contemplated hereby and delivered by CVPS or the Company in connection herewith (notwithstanding the delivery or disclosure to Purchaser or its representatives of any other documents or information). CVPS hereby acknowledges and agrees that Purchaser is not making any representation or warranty whatsoever, express or implied, except for those representations and warranties of Purchaser explicitly set forth in this Agreement or in the Disclosure Schedule or supplement thereto or in any certificate or other document contemplated hereby and delivered by the Purchaser in connection herewith (notwithstanding the delivery or disclosure to CVPS or its representatives of any other documents or information).

9.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by CVPS or the Company (by operation of law or otherwise) without the prior written consent of Purchaser and any attempted assignment without the required consent shall be void; provided, however, that nothing in this Agreement shall preclude, limit or restrict the transfer of this Agreement and CVPS’s rights and obligations hereunder to a successor in interest pursuant to a CVPS Transaction. Purchaser may assign this Agreement and any or all rights or obligations hereunder (including any or all of Purchaser’s rights to purchase the Shares and Purchaser’s rights to seek indemnification hereunder) to Diamond Castle or any of its Affiliates, without the consent of CVPS or the Company; provided that such Person shall (A) assume all obligations of Purchaser hereunder and (B) provide to CVPS evidence reasonably satisfactory to CVPS that such Person has the same or greater financial capability, with respect to its assigned portion, as Purchaser to carry out its obligations hereunder and (C) make the representations provided in Article IV as to various matters, including, without limitation, its financial capability, with respect to its assigned portion, as provided in Section 4.7. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.10 Non-Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. One or more counterparts of this Agreement or any exhibits hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CEC WIND ACQUISITION, LLC

By:	/s/ Ari J. Benacerraf

Name: Ari J. Benacerraf
	Title:	Vice President

CATAMOUNT ENERGY CORPORATION

By:	/s/ Joseph Cofelice

Name: Joseph Cofelice Title: President

CENTRAL VERMONT PUBLIC SERVICE CORP.

By:	/s/ Robert H. Young

	Name: Title:	Robert H. Young President & CEO

CATAMOUNT RESOURCES CORPORATION

By:	/s/ Robert H. Young

	Name:	Robert H. Young

Title: President & CEOEXHIBIT A

[Intentionally Omitted]

EXHIBIT B

Form of Restated Certificate

See Attached

EXHIBIT C

Form of Stockholder Agreement

See Attached

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

Form of Transfer and Assignment Agreement

See Attached

EXHIBIT F

Terms of Option Plan

See Attached

EXHIBIT G-1

Form of Severance Agreement

See Attached

EXHIBIT G-2

Form of Letter Agreement (terminating certain Change of Control Agreements)

See Attached

EXHIBIT G-3

Form of Letter Agreement (waiving certain rights pursuant to certain outstanding Change of
Control Agreements)

See Attached

EXHIBIT H

Form of Registration Rights Agreement

See Attached